Prospectus






`


                        Offer to Exchange All Outstanding
                    8 1/8% Senior Subordinated Notes due 2009
                                       for
               8 1/8% Series B Senior Subordinated Notes due 2009
                                       of
                                 TV Guide, Inc.


                  The date of this prospectus is July 16, 1999.





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Our offer to exchange old notes for new notes will be open until 5:00 p.m., New
York City time, on August 16, 1999.

We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

You should carefully review the Risk Factors beginning on page 6 of this prospectus.


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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


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The information in this prospectus is not complete and may be changed. We may not sell the notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy the notes in any state where the offer or sale is not permitted.


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                                                 Table of Contents


                                                                           Page

Prospectus Summary........................................................   1
Risk Factors..............................................................   6
The Exchange Offer........................................................  15
Use of Proceeds...........................................................  22
Capitalization............................................................  22
Description of Certain Debt...............................................  22
Description of the Notes..................................................  23
United States Federal Income Tax Considerations...........................  68
Plan of Distribution......................................................  73
Legal Matters.............................................................  74
Experts   ................................................................  74
Where You Can Find More Information.......................................  75
Incorporation of Certain Documents by Reference...........................  75




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                               PROSPECTUS SUMMARY

Who We Are

         We are a media and communications company that provides print, passive and interactive program listings guides to households, distributes programming to cable television systems and direct-to-home satellite providers, and markets satellite-delivered programming to C-band satellite dish owners.

         On March 1, 1999, we acquired from Liberty Media Corporation 40% of Superstar/Netlink Group LLC and Liberty Media's Netlink Wholesale Division, which includes a business that provides six Denver-based television channels and a separate business that sells programming packages to satellite master antenna television systems serving hotels and multi-unit dwellings. The acquisition increased our ownership interest in Superstar/Netlink to 80%.

         We also acquired from The News Corporation Limited the stock of certain corporations which publish TV Guide Magazine and other printed television program listings guides and distribute, through the Internet, an entertainment service known as TV Guide Online.

         Liberty Media and News Corp. each own 44% of our common stock representing 49% of the total voting power of our common stock.

         We are organized into three operating groups: TV Guide magazine group; TV Guide entertainment group; and United Video group.

         The TV Guide magazine group provides TV Guide Magazine to households and newsstands. TV Guide Magazine is the most widely circulated paid weekly magazine in the U.S. It is printed in over 175 separate editions and had circulation of approximately 12 million as of March 31, 1999. In addition, the TV Guide magazine group provides customized monthly program guides for cable and satellite operators.

         The TV Guide entertainment group supplies satellite-delivered on-screen program promotion and guide services, both nationally and internationally. Its customers are cable television systems and other multi-channel video programming distributors. Its services include:

         o        TV Guide Channel,
         o        Sneak Prevue,
         o        TV Guide Interactive, and
         o        TV Guide Online.

         TV Guide Interactive provides a service that allows television viewers to retrieve on demand continuously updated program guide information through their cable television system. TV Guide Online is an Internet-based program listings guide.

The United Video group provides:

         o direct-to-home satellite services,
         o satellite distribution of video entertainment services,
         o software development and systems integration services and
         o satellite transmission services for private networks.

         Through Superstar/Netlink, we market satellite entertainment programming to C-band direct-to-home satellite dish owners in North America. We own 80% of Superstar/Netlink. Through UVTV, we market and distribute WGN (Chicago), KTLA (Los Angeles) and WPIX (New York), three independent satellite-delivered television "superstations," to cable television systems and other multi-channel video programming distributors. In addition, we offer six Denver-based television channels and programming packages to satellite master antenna television systems. Through SSDS, Inc., we provide software development and systems integration services to large organizations with complex computer needs. We own 70% of SSDS. Our SpaceCom subsidiary provides satellite-delivered point- to-multipoint audio and data transmission services for various customers, including radio

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programmers, paging network operators, financial information providers, news services and other private business networks.

         We are considering selling or entering into joint ventures with respect to Superstar/Netlink, SSDS and SpaceCom. We are currently in discussions with several parties regarding a possible sale of the Superstar/Netlink business and certain other assets or a strategic marketing alliance or other transaction consistent with our strategy of converting our C-band business into an equity position in a direct broadcast satellite company.

         Our principal executive offices are at 7140 South Lewis Avenue, Tulsa, Oklahoma 74136-5422, and our telephone number is (918) 488-4000.

The Exchange Offer

         On March 1, 1999, we issued $400.0 million aggregate principal amount of notes in a transaction exempt from the registration requirements of the Securities Act. We are offering to exchange $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes. The terms of the new notes and the old notes are substantially identical.

         We believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale or resold by holders without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

         the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to engage in a distribution of new notes and other holders are not "affiliates" of our company or broker-dealers who purchased old notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act.

         Each holder, other than a broker-dealer, must acknowledge that it is not engaged in and does not intend to engage in a distribution of the new notes and has no arrangement to participate in a distribution of new notes. Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old notes.


Expiration Date     The exchange offer will expire at 5:00 p.m., New York City time, August 16, 1999 or a later date and time to which we extend it.

Withdrawal          The tender of the old notes in the exchange offer may be
                    withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Interest on the     Interest on the new notes will accrue from the date of the
New Notes           original issuance of the and the Old Notes old notes or from the date of the last periodic payment of interest on the old notes, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for
Tendering           To accept the exchange offer, you must complete, sign and
                    date a copy of the letter Old of transmittal and mail or otherwise deliver it, together with the old notes and any Notes other required documentation, to the exchange agent at the address set forth in this prospectus. Persons holding the old notes through the Depository Trust Company and wishing to accept the exchange offer must do so under the Depository Trust Company's automated tender offer program.
                    Under this program, each tendering participant will agree to be bound by the letter of transmittal.

Exchange Agent      The Bank of New York Company, Inc.


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Federal Income Tax  In the opinion of our counsel, the exchange of old notes for new notes in the Considerations exchange offer should not be a taxable exchange for United States federal income tax purposes. This opinion is subject to limitations and assumptions set forth in the discussion under the caption "United States Federal Income Tax Considerations."

Effect of Not
Tendering           Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions on transfer.

The New Notes

         Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus beginning on page 23 contains a more detailed description of the terms and conditions of the new notes.


Issuer                           TV Guide, Inc.

Notes Offered                    $400,000,000 aggregate principal amount of
                                 8 1/8% Series B Senior Subordinated Notes due
                                 2009

Maturity Date                    March 1, 2009

Interest Payment Dates           March 1 and September 1 of each year,
                                 commencing September 1, 1999.

Guarantees                       The notes are guaranteed on an unsecured senior
                                 subordinated basis by certain of our existing and future domestic restricted subsidiaries.

Sinking Fund                     None.

Optional Redemption We may not redeem the notes prior to March 1, 2004, except as set forth below. On or after March 1, 2004, we may, at our option, redeem the notes, in whole or in part, at any time prior to maturity at the redemption prices set forth under "Description of Notes--Optional Redemption."

                                 In addition, prior to March 1, 2002, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of certain public offerings of our common stock at a redemption price of 108.125% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding.

Change of Control                Upon a change of control, as defined
                                 under the indenture for the notes, you have the right to require us to repurchase all or a portion of your notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Ranking The notes are unsecured senior subordinated obligations. The notes rank:
                                   o  subordinate in right of payment to all
                                      existing and future senior debt, including the senior debt of our guarantor subsidiaries,
                                   o equal with any future senior subordinated debt, and o senior to any future junior subordinated debt.

                                 As of March 31, 1999, the senior debt of us and our guarantor subsidiaries was $211.1 million.


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                                 The notes are structurally subordinated to all
                                 debt and other liabilities of our non-guarantor subsidiaries. As of March 31, 1999, the total balance sheet liabilities, excluding minority interests, of our non-guarantor subsidiaries was $188.2 million.

Unrestricted Subsidiaries        Subsidiaries that generate a significant
                                 portion of our consolidated revenues and cash flow are classified as "unrestricted subsidiaries" under the indenture for the notes. The unrestricted subsidiaries are not subject to the covenants in the indenture and are not guarantors of the notes.

Certain Covenants

         The indenture for the notes limits our ability and the ability of our restricted subsidiaries to, among other things:

         o        incur additional debt,
         o make any dividend or other distribution with respect to our capital stock or purchase, redeem or retire our capital stock,
         o        create liens,
         o in the case of our restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us,
         o consolidate, merge or transfer all or substantially all our assets or the assets of any guarantor subsidiary,
         o        sell assets, and
         o        transact business with our affiliates.

         In addition, the indenture limits our ability and the ability of our restricted subsidiaries to make investments, but only if the credit ratings on the notes decrease from the ratings on the issue date. All of these limitations are subject to a number of important qualifications, including the suspension of certain covenants if the notes achieve an investment grade credit rating.


Risk Factors

         We urge you to carefully review the risk factors beginning on page 6 for a discussion of factors you should consider before exchanging your old notes for new notes.

Summary Historical and Pro Forma Financial Data

         The following table sets forth certain comparative data related to operations and financial position:

         o on a historical basis as of and for the three months ended March 31, 1999 and as of and for the year ended December 31, 1998;

         o on a pro forma basis assuming that the TV Guide acquisition and the related financings had each occurred as of January 1, 1998 for the three months ended March 31, 1999 and for the year ended December 31, 1998; and

         o on a pro forma basis for our restricted subsidiaries assuming the TV Guide acquisition and the related financings had each occurred as of January 1, 1998 for the three months ended March 31, 1999 and for the year ended December 31, 1998 with respect to the operating data and on a historical basis as of March 31, 1999 with respect to the balance sheet data.



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         The following information should be read in conjunction with the consolidated historical financial statements and notes of our company, the businesses acquired from Liberty Media and News Corp., and our unaudited pro forma combined financial statements and notes, all of which are incorporated by reference in this prospectus.

                                               (Dollars in thousands)
                                     Historical                Pro Forma
                                ----------------------    ----------------------
                                Three Months   Year       Three Months  Year
                                Ended          Ended      Ended         Ended
                                March 31,      Dec. 31,   March 31,     Dec. 31,
                                1999           1998       1999          1998

Operating Data:
Revenues...................   $ 201,842     $ 621,940   $ 320,699     $1,300,535
Depreciation and
  amortization                (15,078)      (28,227)    (30,346)      (129,428)
Operating income...........    32,003       108,619      44,680         157,56
Interest expense...........    (6,035)       (1,629)    (14,391)       (48,986)
Income tax expense.........    (9,778)      (58,977)    (12,070)       (59,562)
Net income.................    12,761       102,059      14,790        103,059
Other Data:
EBITDA (2).................    47,081       136,846      75,026        286,989
Capital expenditures.......     3,733        11,115
Net cash provided by
   operating activities....    26,126        95,385
Net cash provided by (used
  in)investing activities..  (802,472)       61,735
Net cash provided by (used
  in)financing activities..   718,810       (34,032)
Ratio of earnings to fixed
  charges (3)..............      4.5x         42.5x
Balance Sheet Data:
Cash, cash equivalents and
  marketable  securities...    98,388       161,448
Total assets............... 3,623,972       412,506
Capital lease obligations
  and long-term debt,
  including current
  portion..................   612,102       18,470

                                     Restricted Group
                                            Three Months
                                 Year       Ended
                                 Ended      March 31,
                                 Dec. 31,   1999
                                 1998
 Operating Data - Pro Forma (1):
 Revenues..................    $ 211,198   $ 840,158
 Depreciation and amortization   (26,305)   (113,828)
 Operating income..........       30,529     102,476
 Interest expense..........      (14,391)    (48,279)
 Income tax expense........       (6,267)    (22,127)
 Net income................       10,209      44,041(4)
 Other Data:
 EBITDA (2)................       56,834     216,304
 Balance Sheet Data-Historical:
 Cash, cash equivalents and
   marketable securities...       13,261
 Total assets..............    3,475,469
 Capital lease obligations and
   long-term debt, including
   current portion.........      601,140

(1) Represents the pro forma combined results of TV Guide and its restricted subsidiaries. We have one partially owned subsidiary and one foreign subsidiary that are restricted subsidiaries but not guarantors of the notes.
(2) EBITDA means operating income before depreciation and amortization. EBITDA is presented supplementally as TV Guide believes it is a widely used financial indicator of a leveraged company's ability to service and incur debt. TV Guide believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expenses. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared under generally accepted accounting principles that are presented in the financial statements incorporated by reference in this prospectus. Additionally, TV Guide's calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.
(3) For the ratio of earnings to fixed charges calculations, earnings available for fixed charges consists of earnings before income taxes plus fixed charges and minority interests in earnings of consolidated subsidiaries. Fixed charges consist of interest on debt and that portion of rental expense which TV Guide believes to be representative of interest expense.
(4) Pro forma net income of the Restricted Group excludes equity in the earnings of the unrestricted subsidiaries as TV Guide believes this presentation is a better indication of the financial performance of the Restricted Group.

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                                  RISK FACTORS

         In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business before participating in the exchange offer.

         If you do not exchange your old notes, they will continue to be subject to restrictions on transfer.

         Holders of old notes who do not exchange their old notes for new notes will continue to be subject to the restrictions on transfer of the old notes as set forth in the legends on the old notes. The old notes may not be offered or sold unless they are registered under the Securities Act or are exempt from registration.

         Most of our revenues are from TV Guide Magazine, which has experienced significant declines in circulation and cash flows.

         If we had acquired TV Guide Magazine on January 1, 1998, it would have represented approximately 81% of our restricted subsidiary group's revenues and approximately 70% of its EBITDA for the twelve months ended December 31, 1998. TV Guide Magazine has seen circulation decline significantly. These declines have been steady since the late 1980s and continued through the most recent period. The primary causes of these declines have been the continued effects of increased competition from television listings included in local newspapers, free television listings supplements in Sunday newspapers, electronic program guides and other sources. EBITDA for the TV Guide businesses, which include TV Guide Magazine, has also declined significantly, from $203 million in fiscal 1994, to $185 million in fiscal 1997, and to $151 million in fiscal 1998. These declines are largely due to the effects of lower circulation for TV Guide Magazine on the financial performance of the business. Declines in TV Guide Magazine's circulation and EBITDA may continue, and the declines could be significant.

         We may have conflicts of interest with Liberty Media and News Corp., who control our company.

     Liberty Media and News Corp. each own shares representing approximately 49% of the voting power of our common stock. As a result of this ownership, they will be able to control our business and affairs, and to determine the outcome of any matter submitted to a vote of our stockholders. Liberty Media's parent corporation, Tele-Communications, Inc., and News Corp. have agreed that if they are unable to agree as to any proposal submitted to our stockholders for their approval, each of them will vote against the proposal. This may prevent us from being able to pursue new opportunities, implement our business strategy or take other action. Because Tele-Communications, Inc. and News Corp. are engaged in the sale of program services and the solicitation of advertising to those services, there exist numerous actual and potential conflicts of interest between them and us. Tele-Communications, Inc. and News Corp. both offer program services to multi-channel video providers. We will compete with them for budgeted programming dollars and limited channel capacity and/or position in the distribution of our programming services. We will also be competing with them when soliciting advertising customers, who often are deciding how much of their advertising budgets to allocate to television, radio, outdoor or other media. In addition, as major advertisers, Tele-Communications, Inc. and News Corp. purchase our advertising time and space. Similarly, we promote our products and services on stations and networks owned by Tele-Communications, Inc. and News Corp. The success of TV Guide Interactive may also be dependent on Tele-Communications, Inc.'s continued deployment of its digital set-top cable boxes. To the extent we derive benefits from our close relationships with Tele-Communications, Inc. and News Corp., those benefits could be reduced or eliminated in the future. We have been a party to various business arrangements with Tele-Communications, Inc., News Corp. and their affiliates as described in "Certain Relationships and Related Transactions" in the SEC filings that we have incorporated by reference in this prospectus. Tele-Communications, Inc. and News Corp. are not obligated to use any of our products or services, or to engage in any future business transactions or jointly pursue opportunities with us, except as described under "Certain Relationships and Related Transactions" in the SEC filings that we have incorporated by reference in this prospectus. In addition, neither Tele-Communications, Inc. nor News Corp. nor any of their affiliates, other than us and the subsidiary guarantors, has any obligations under the notes. Our business relationship with Tele-Communications, Inc. may also be adversely affected by AT&T's acquisition of Tele-Communications, Inc.


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         Our inability to integrate successfully TV Guide with our other businesses could negatively impact us; other transactions could also negatively affect noteholders.

         Our business strategy depends to a large extent on using the TV Guide brand name to improve and expand our other program listings guide platforms. Our existing platforms may not benefit from the TV Guide brand name and program listings guide experience, and we may not be able to improve TV Guide Magazine's business. We have no prior experience in the printing or publication business and have never consummated a transaction the size of the TV Guide acquisition. To integrate successfully TV Guide's business, we may need to implement enhanced operational, distribution, financial and information systems and may require additional employee and management, operational and financial resources. Failure to implement these systems successfully and use these resources effectively could have a material adverse effect on us. The TV Guide acquisition, as well as any future acquisitions we may pursue, involve special risks, all of which may impact future operations. The risks include:

         o        diversion of management attention;

         o difficulties in improving or assimilating the operations, technologies and services of the acquired entity;

         o the risk of entering into markets or services where we have limited direct prior experience or where competitors have stronger market positions or name-recognition.

         We evaluate possible strategic acquisitions, dispositions and joint ventures, some of which may be significant, on an on-going basis. We are currently engaged in active discussions regarding dispositions of, or joint ventures with respect to, some of our non-strategic assets. These non-strategic assets are unrestricted subsidiaries for purposes of the indenture, and therefore the benefits of these transactions may not be realized by the noteholders. In particular, we are currently in discussions with several parties regarding a possible sale of our Superstar/Netlink business and certain other assets or a strategic marketing alliance or other transaction consistent with our strategy of converting our C-band business into an equity position in a direct broadcast satellite company.

         Any infringement by us on patent rights of others could result in litigation.

         Patents of third parties may have an important bearing on our ability to offer certain of our products and services, including TV Guide Interactive. Many of our competitors as well as other companies and individuals have obtained, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. For example, Personalized Media Communications L.L.C. has brought actions against several direct broadcast satellite companies in the International Trade Commission. Personalized Media owns a number of patents and over 300 U.S. patent applications in the interactive and directed content fields, and has exclusively licensed its interactive program guides to our competitor StarSight Telecast, Inc. Source Media, Inc. also has brought suit on its patents against another company in connection with internet services provided through a cable system. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the United States are generally confidential until a patent is issued and so we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing the patent claims. We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether the licenses would be available or, if available, whether we would be able to obtain the licenses on commercially reasonable terms. If we were unable to obtain the licenses, we may not be able to redesign our products or services to avoid infringement.

Litigation with Gemstar may adversely affect the future of TV Guide interactive guides.

         We are a defendant in a lawsuit charging infringement of patents owned by or licensed to Gemstar Development Corporation and its affiliates relating to interactive television guides. This lawsuit relates to our analog

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interactive guide products and a complete ruling with respect to the suit may be announced shortly. On February 19, 1999, the District Court entered Partial Findings of Fact and Conclusions of Law determining that a patent of StarSight Telecast, Inc. is not unenforceable by reason of inequitable conduct. The Court referred the case to a Magistrate Judge to schedule a settlement conference prior to the Court entering additional findings of fact and conclusions of law with respect to the validity of certain claims of the patent and whether or not our Prevue Express guide infringes claims of the patent. If we are not successful in our lawsuits, we may be required to obtain a license to develop and market one or more of our services, to cease developing or marketing those services or to redesign those services. We cannot assure you that we will be able to obtain these licenses or that we will be able to obtain them at commercially reasonable rates, or if we are unable to obtain licenses, that we will be able to redesign our services to avoid infringement. These lawsuits could materially adversely affect our operations and financial condition, including our ability to offer interactive guides in the future. Gemstar and its affiliates also have brought lawsuits on patents relating to interactive television guides against three major manufacturers of cable television set-top boxes with which our interactive television guides may now or in the future be used.

TV Guide interactive guides are in early stages of deployment.

         Our TV Guide interactive guides are in the early stages of deployment. Our TV Guide Interactive product is only available on digital cable systems, and to date only a limited number of cable systems have been upgraded to digital. These upgrades are expensive and time-consuming and whether the cable operators choose to upgrade to digital is outside our control. We have offered Prevue Express in the United States, but so far it has been used only in foreign cable systems. The success of our TV Guide Interactive technology will depend on:

         o the on-going development by certain third party manufacturers to design new models of set-top converters that are capable of using more advanced interactive software and technology and

         o the willingness of cable television systems to acquire and install a sufficient number of the set- top converters to enable us to market this technology in a viable manner.

         TV Guide Interactive technology may not gain widespread market acceptance and may face increased competition. Our TV Guide Interactive business may not achieve a profitable level of operations in the foreseeable future.

         We have segregated our patent rights into an unrestricted subsidiary that is not subject to the covenants in the indenture.

         We have segregated ownership of all patent rights of our "TV Guide" businesses into our "intellectual property" subsidiary, UV Properties. UV Properties is an unrestricted subsidiary and not subject to the covenants in the indenture. Future patent rights on developments of the TV Guide businesses also will be owned by UV Properties. TV Guide Interactive and other of our subsidiaries have entered into, or are expected to enter into, licensing arrangements with UV Properties that will require royalty payments to UV Properties of 3% of gross revenues in the licensed field of use. This could represent in the future a significant transfer of funds from the restricted group to the unrestricted group of subsidiaries under the indenture. These licenses will be on a non-exclusive basis, which will permit UV Properties to license our patent rights to others, including competitors. Since UV Properties will not be subject to the covenants under the indenture, it will be free to reinvest the proceeds in other assets that will not be subject to the indenture covenants. While our restricted subsidiaries will retain a license for patent rights owned by UV Properties, UV Properties may also sell our patents without having to comply with any terms of the indenture. Any of these actions by UV Properties may materially adversely affect the noteholders.

         Subsidiaries that generate a significant portion of our consolidated revenues and cash flow are not subject to the covenants in the indenture.

         The indenture provides that certain of our subsidiaries, including TVGES, SNG, SpaceCom, UV Properties, SSDS and ODS, are classified as unrestricted subsidiaries. The unrestricted subsidiaries represent a substantial majority of our historical operations. For the three months ended March 31, 1999, the unrestricted subsidiaries

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accounted for approximately 57% of our historical revenues and approximately 39%
of our historical EBITDA, and, after giving effect to the TV Guide acquisition, would have accounted for 36% of our revenues and 24% of our EBITDA. The unrestricted subsidiaries are not subject to the covenants in the indenture and are not guarantors of the notes. This may be material to you because the unrestricted subsidiaries can do any of the following:

         o incur an unlimited amount of debt as long as we are not liable for those obligations;

         o enter into agreements that restrict their ability to distribute earnings to us;

         o        grant liens on their assets; and

         o sell all or any portion of their assets without the restrictions in the indenture.

         In evaluating your decision to acquire the notes, you should not rely on the cash flows from the unrestricted subsidiaries to help us service our debt obligations, including paying the notes. The indenture provides that any newly acquired business may also be designated as an unrestricted subsidiary.

         We operate in highly competitive industries. Each of the industries in which we operate is highly competitive. TV Guide Magazine and TV Guide Channel face competition from numerous sources, including each other and:

         o television listings included in local and national newspapers and free supplements in Sunday newspapers;

         o        niche cable-guide publications;

         o general entertainment magazines and other magazines and television programming focused on television celebrities and programs; and

         o        other electronic and interactive programming guides.

         Competition from all these services has increased over the past several years and we expect it to continue to increase. See "--Most of our revenues are from TV Guide Magazine, which has experienced significant declines in circulation and cash flows." In addition, due to the inherent overlap in certain of our program listings guide services, our products compete, and will continue to compete, with each other. Our video programming services, such as TV Guide Channel and WGN, compete with other analog programming services for basic and expanded basic channel slots. We may be negatively impacted by the recapture of analog channels by multi-channel video providers who require the channel to offer additional digital products.

         TV Guide Interactive will face competition from a number of companies including large, well-known programmers and cable television operators that are attempting to develop viable interactive television technologies which may be accessed through cable television systems or otherwise. Our most significant competitors include Gemstar and its subsidiary, StarSight, which have developed an advanced interactive programming guide with features that include the ability to activate a VCR to record programs selected with the guide, a feature not currently offered on the TV Guide Interactive digital guide. Microsoft Corporation, a licensee under the Gemstar and StarSight patents, also is marketing an interactive television guide. A number of direct broadcast satellite companies and major television and set-top box manufacturers also provide interactive guides as licensees of Gemstar and StarSight. Finally, manufacturers of cable television set-top boxes provide their own "native guide" interactive guides with the set-top boxes.

         The Denver 6 Service competes with other providers of programming to the cable television and direct-to-home wholesale markets including PrimeTime 24, which retransmits other network affiliate channels from the west and east coasts. There are no specific statutory or regulatory restrictions that prevent a satellite carrier from retransmitting the network signals comprising the Denver 6 Service or the signals of competitive network affiliates so long as that carrier meets the requirements of applicable law.

Our C-band business, which was our most significant business, is rapidly declining.

         Superstar/Netlink markets entertainment services to C-band satellite dish owners in the United States. It faces significant competition and has experienced a significant decline in subscribers in recent years. Superstar/Netlink represented 50% of our historical consolidated revenues and 42% of EBITDA for the three months ended March 31, 1999. Although the C-band satellite industry experienced rapid growth during the early 1990s, with the continued expansion of cable systems and the introduction of DBS services, the C-band satellite industry is shrinking. C- band satellite dishes are substantially larger and less attractive than DBS dishes, which are small and less obtrusive. At March 31, 1999, we had approximately 1.1 million C-band subscribers as compared to 1.2 million subscribers at December 31, 1998 and 892,000 subscribers at December 31, 1997.

         The increase in subscribers from 1997 to 1998 was due to the acquisition of the retail C-band home satellite dish operations of Turner Vision, Inc., among others. We expect the decline in the C-band industry to continue and this decline could accelerate significantly as DBS services aggressively pursue our customers and become more well-known and popular with consumers.

Paper and postal price increases can materially raise our costs.

         TV Guide Magazine's operating performance depends largely on the price of paper. We do not hedge against increases in paper costs. The price of paper began to rise around mid-year 1994 and continued to rise more dramatically in 1995 and early 1996. In mid-1996 paper prices began to fall, then increased moderately in 1997 and 1998. Although we intend to continue to use News Corp.'s bulk paper procurement services after the TV Guide acquisition, paper prices may increase.

         If they do increase and we cannot pass these costs on to our customers, the increases may have a material adverse effect on us. Postage for product distribution and direct mail solicitations is also a significant expense to us. Postal rates increased in January 1999 and may increase in the future.

Government mandated copyright royalty fees are subject to increase.

         The Satellite Home Viewer Act of 1994 requires that we pay copyright royalty fees for all C-band subscribers who receive the satellite broadcast superstation and network station programming that we provide. Effective January 1, 1998, copyright fees were significantly increased. In response we increased retail prices to our subscribers. This caused decreases in subscribers to our services during 1998. The Act is set to expire at the end of 1999. Unless Congress extends the Act or passes substitute copyright legislation, we will no longer be permitted to retransmit superstations and network stations to individual dish owners.

         Our financial condition may be adversely affected if our systems or those of our suppliers fail because of year 2000 problems.

         The year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Certain programs may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. In 1997, we began the process of identifying, evaluating and implementing changes to our computer systems, applications and certain equipment with embedded technology necessary to address the year 2000 issue. Due to the uncertainties inherent in the year 2000 remediation, we cannot assure you that the projects will be completed on time or that the costs will not be significant. As part of our year 2000 project, we are in the process of contacting our significant suppliers and customers to determine the extent to which we are vulnerable to those third parties' failure to remediate their year 2000 compliance issues. The systems of other companies on which our business relies may not be timely converted and failure to convert by another company, or a conversion that is incompatible with our systems, could have a material adverse effect on us. Our failure to resolve year 2000 issues before December 31, 1999 could result in system failures causing disruption in routine business activities. Also, if critical systems related to our services are not successfully remediated, we could face claims of breach of contract from customers, certain programming providers and from other businesses that rely on our programming services. Additionally, failure of third parties upon whom we rely to timely remediate their year 2000 issues could result in disruption in our daily operations and core services. The risks associated with the year 2000 issue remain difficult to accurately describe and quantify until we obtain additional information regarding the remediation activities of our third party suppliers and customers. The year 2000 issue could have a material adverse effect on our operations and financial condition.

Subordination of the notes and our holding company structure may limit payments on the notes.

         The notes are contractually subordinated in right of payment to all our senior debt and the guarantees are contractually subordinated in right of payment to all senior debt of the subsidiary guarantors. As of March 31, 1999, our senior debt was $212.1 million, comprised of $195.3 million under our new bank credit facilities and $16.8 million of existing debt, and the guarantors had senior debt of $211.1 million. We had an additional unused commitment of $404.7 million on our bank credit facility. Certain of our unrestricted subsidiaries that are not guaranteeing the notes are guarantors under the bank credit facilities. The indenture for the notes allows us and the guarantors to borrow additional debt that may be senior debt. If we or the guarantors are declared bankrupt or insolvent, or if there is a payment default or acceleration of maturity under any senior debt, we are required to pay the creditors who are holders of senior debt in full before we pay you. This could cause us not to have enough assets remaining to pay amounts we owe you. In addition, upon notice by certain holders of senior debt, we may not pay any amount we owe you if any non-payment default exists under our senior debt. See "Description of Notes-- Subordination." We are a holding company and derive all of our operating income from our subsidiaries. Therefore, our ability to service our debt obligations, including the notes, depends on the earnings of our subsidiaries and the distribution of those earnings to us. You will have no direct claim against our subsidiaries other than the claim created by the guarantees, which may be subject to legal challenge under applicable fraudulent transfer laws. See "--Fraudulent conveyance considerations could void the guarantees for the notes." In addition, a substantial portion of our historical revenues and cash flow was derived from subsidiaries that are not guarantors of the notes. See "--Subsidiaries that generate a significant portion of our consolidated revenues and cash flow are not subject to the covenants in the indenture." Obligations of the non-guarantor subsidiaries will represent prior claims with respect to the assets and earnings of those subsidiaries. The notes, therefore, are structurally subordinated to all current and future liabilities of those subsidiaries, including trade payables and accrued liabilities. As of March 31, 1999, our non-guarantor subsidiaries had outstanding balance sheet liabilities, excluding minority interests, of $188.2 million. The bank credit facilities prohibit us from repurchasing the notes, even though the indenture requires us to offer to repurchase the notes in certain circumstances. See "--We may have limitations on our ability to repurchase the notes upon a change of control."

Fraudulent conveyance considerations could void the guarantees for the notes.

         Various fraudulent conveyance laws have been enacted for the protection of creditors. A court may use those laws to subordinate or avoid the guarantees of the notes issued by any of our subsidiaries. A court could avoid or subordinate the guarantees by any of our subsidiaries in favor of that subsidiary's other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

         o that the subsidiary issued the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or the subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

         o that the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the subsidiary:

               o was insolvent or rendered insolvent by reason of the issuance of the guarantee;

               o was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital; or

               o intended to incur, or believed it would incur, debts beyond its ability to pay its debts as they matured.

         Among other things, a legal challenge of a subsidiary's guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary's guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, you would cease to have any claim in respect of that guarantee and would be creditors solely of us and any subsidiaries whose guarantees were not avoided. This would be material to you because we are a holding company that depends solely on funds received from our subsidiaries to pay our expenses, including servicing the notes.

         We are subject to extensive restrictions as a result of covenants in the bank credit facilities and the indenture.

         The bank credit facilities and the indenture for the notes impose significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

         o        borrowing additional money,

         o        paying dividends or other distributions to stockholders,

         o        allowing restricted subsidiaries to guarantee other debt,

         o limiting the ability of restricted subsidiaries to make payments to us and our other restricted subsidiaries,

         o        creating liens on our assets,

         o        selling assets,

         o        entering into transactions with affiliates, and

         o        engaging in certain mergers or consolidations.

         In addition, the indenture limits our ability and the ability of our restricted subsidiaries to make investments, but only if the credit ratings on the notes fall below B+ by Standard & Poor's or Ba3 by Moody's Investor Services, which were the credit ratings in effect on the issue date. The restrictions referred to above could limit our ability to obtain financing for working capital, capital expenditures, acquisitions, debt service requirements and other purposes. The restrictions may also affect our ability to actively manage our business, including entering into joint ventures that advance our strategy.

Leverage may impair our financial condition.

         We have a significant amount of debt. As of March 31, 1999, we had approximately $612.1 million of long-term debt and unused borrowing capacity under our new bank credit facilities of $404.7 million. In addition, we may borrow more money for working capital, capital expenditures, acquisitions and other purposes. Our significant debt could have important consequences to you. For example,

         o our ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements and other purposes may be limited;

         o a large portion of the money earned by our subsidiaries must be dedicated to the payment of interest on our debt and will not be available for financing our operations and other business activities;

         o our level of debt and the covenants for our current debt could limit our flexibility in planning for, or reacting to, changes in our business because certain financing options may be limited or prohibited;

         o our degree of leverage may be more than that of our competitors, which may place us at a competitive disadvantage; and

         o our level of debt may make us more vulnerable in the event of a downturn in our business or the economy in general.

         Our bank credit facilities also require us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to meet these ratios and tests. In the event of a default under our bank credit facilities, the lenders could terminate their commitments and declare all amounts borrowed, together with accrued interest and other fees, to be due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events should occur, we may not be able to pay these amounts and the notes. See "Description of Certain Debt."

We may have limitations on our ability to repurchase the notes upon a change of control.

         If certain change of control events occur, you will have the right to require us, subject to certain conditions, to repurchase all or any part of your notes at a price equal to 101% of the principal amount of those notes, plus accrued and unpaid interest, if any, to the date of repurchase. Prior to repurchasing the notes, however, we may be required to repay some or all of the debt under our bank credit facilities or other debt instruments or obtain consents from the lenders under our bank credit facilities or other debt instruments to permit the repurchase. If we cannot repay the debt required or obtain the consents necessary under the bank credit facilities or these other debt instruments, we may not be able to repurchase the notes. Also, we may not have sufficient funds available or be able to obtain the financing necessary to make any of the debt payments and note repurchases. If a change of control occurred and we did not have the funds or financing available to make the debt payments and repurchase the notes, an event of default would be triggered under the indenture for the notes, under the bank credit facilities and other debt instruments. Each of these defaults could have a material adverse effect on us.

Lack of public market for the notes and limitations on transfer may adversely affect the liquidity and price of the notes.

         There is no established trading market for the notes, and we cannot assure you that a market for the notes will develop in the future. If such a market were to develop, the notes could trade at prices that are higher or lower than the initial offering price depending on many factors, including:

         o        the number of holders of the notes,

         o        the overall market for similar securities,

         o        our financial performance and prospects, and

         o        prospects for companies in our industry generally.

         The initial purchasers of the notes have informed us that they currently intend to make a market in the new notes. However, the initial purchasers have no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot assure you as to the liquidity of any trading market for the new notes.

Cautionary Statement Regarding Forward-looking Statements

         This prospectus and the documents incorporated by reference in this prospectus contain certain "forward-looking statements" within the meaning of federal securities laws about our financial condition, results of operations and business. Such forward-looking statements may include, among other things, statements concerning: future acquisitions, changes in net revenues from the Company's businesses, the impact of governmental regulations, competitive conditions in industries in which the Company does business, liquidity and future capital expenditures, Year 2000 matters, the outcome of certain litigation, alternative sources of supplies and services needed by the Company and developments in the Company's interactive guide businesses. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements. The most important factors that could prevent the Company from achieving our stated goals include, but are not limited to, the following:

         o continued declines in circulation and operating profits for TV Guide Magazine,

         o changes in the regulation of the cable television and/or satellite industries adverse to the Company's services,

         o loss of the cable and/or satellite compulsory licenses provided by federal law,

         o the willingness of cable and satellite television systems to acquire and install new equipment that will allow us effectively to market our interactive technology,

         o        increased price and service competition within the industry,

         o our ability to keep pace with technological developments to protect the Company's intellectual property rights, and defend against claims by others asserting infringement of their intellectual property rights,

         o a reduction in demand for advertising and competition from other media companies for audience and advertising revenues,

         o        changes in paper prices or postal rates and

         o operating and financial risks related to integrating the TV Guide businesses and other acquired businesses.

         Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

         TV Guide originally issued and sold the old notes on March 1, 1999 in an offering that was exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. As a result, the old notes may not be transferred in the United States unless registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

         As a condition to the sale of the old notes, TV Guide and the initial purchasers of the old notes entered into a registration rights agreement as of March 1, 1999. In the registration rights agreement, TV Guide agreed that it would:

         o file with the SEC a registration statement under the Securities Act with respect to the new notes by May 29, 1999;

         o use its best efforts to cause the registration statement to be declared effective under the Securities Act by July 28, 1999; and

         o close an offer of the new notes in exchange for surrender of the old notes by August 27, 1999.

         We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. The registration statement satisfies certain of TV Guide's obligations under the registration rights agreement.

Resale of the New Notes

         Based on no-action letters issued by the staff of the SEC to third parties, TV Guide believes that the new notes issued in the exchange offer in exchange for old notes would be freely transferable after the exchange offer without further registration under the Securities Act if the holder of the new notes:

         o is not an "affiliate," as defined in Rule 405 of the Securities Act, of TV Guide,

         o is acquiring the new notes in the ordinary course of its business and

         o no arrangement to participate in the distribution, within the meaning of the Securities Act, of the new notes;

provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered if required.

         The SEC has not, however, considered this exchange offer in the context of a no-action letter and TV Guide cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. Holders of old notes wishing to accept this exchange offer must represent to TV Guide that the conditions have been met.

         A broker-dealer that acquired old notes for its own account as a result of market-making or other trading activities and exchanges them for new notes for its own account in this exchange offer may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus in connection with any resale of the new notes.

         TV Guide has agreed that it will make this prospectus available to any broker-dealer for use in connection with a resale for a period of one year after closing of the exchange offer. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification and contribution rights and obligations. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Old Notes

         This prospectus and the accompanying letter of transmittal together make up the exchange offer. On the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, TV Guide will accept for exchange any old notes that are properly tendered on or before the expiration date unless they are withdrawn as permitted below. TV Guide will issue $1,000 principal amount at maturity of new notes in exchange for each $1,000 principal amount at maturity of outstanding old notes surrendered in the exchange offer. Old notes may be exchanged only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that the exchange will be registered under the Securities Act and so the new notes will not bear legends restricting their transfer. The new notes will evidence the same debt as the old notes and will be issued under the same indenture.

         As of the date of this prospectus, an aggregate of $400,000,000 in principal amount at maturity of the old notes is outstanding. This prospectus is first being sent on or about July 16, 1999, to all holders of old notes known to TV Guide.

         Holders of the old notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer.

         TV Guide may, at any time or from time to time, extend the period of time during which the exchange offer is open and delay acceptance for exchange of any old notes, by giving written notice of the extension to the holders as described below. During the extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by TV Guide. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration of the exchange offer.

         TV Guide reserves the right to amend or terminate the exchange offer if any of the conditions of the exchange offer are not met. The conditions of the exchange offer are specified below under "--Conditions of the Exchange Offer." TV Guide will give written notice of any extension, amendment, nonacceptance or termination to the holders of the old notes as promptly as practicable. Any extension to be issued by means of a press release or other public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

         The tender to TV Guide of old notes by a holder as set forth below and the acceptance by TV Guide will create a binding agreement between the tendering holder and TV Guide upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange must send a completed and signed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or before the expiration date. In addition, either:

         o the exchange agent must receive before the expiration date certificates for the old notes along with the letter of transmittal, or

         o the exchange agent must receive confirmation before the expiration date of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company as described below, or

         o the holder must comply with the guaranteed delivery procedures described below.

         The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, TV Guide recommends that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery.
Holders should not send letters of transmittal or old notes to TV Guide.

         Some beneficial owners' old notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee. If one of those beneficial owners wishes to tender, the beneficial owner should contact the registered holder of the old notes promptly and instruct the registered holder to tender on the beneficial owner's behalf. If one of those beneficial owners wishes to tender on its own behalf, then before completing and signing the letter of transmittal and delivering its old notes, the beneficial owner must either register ownership of the old notes in the beneficial owner's name or obtain a properly completed power of attorney from the registered holder of old notes. The transfer of record ownership may take considerable time. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. In either case the letter of transmittal must be signed exactly as the name of the registered holder that appears on the old notes.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered:

         o by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

         o for the account of a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an eligible guarantor institution. Eligible guarantor institutions include:

               o a member of a registered national securities exchange,

               o a member of the National Association of Securities Dealers, Inc. or

               o a commercial bank or trustee having an office or correspondent in the United States.

         If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible guarantor institution.

         If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by the registered holder with the signature guaranteed by an eligible guarantor institution. Alternatively, the old notes may be accompanied by a written assignment, signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

         All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by TV Guide in its sole discretion, and its determination shall be final and binding. TV Guide reserves the absolute right to reject any tenders of any particular old notes not properly tendered or not to accept any particular old notes whose acceptance might, in the judgment of TV Guide or its counsel, be unlawful. TV Guide also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date. The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date by TV Guide will be binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as TV Guide shall determine. Neither TV Guide, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange.

         If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by TV Guide, those persons must submit proper evidence satisfactory to TV Guide of their authority to act.

         By tendering, each holder will represent to TV Guide:

         o that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of TV Guide, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

         o that it is acquiring the new notes in the ordinary course of its business and

         o at the time of the closing of the exchange offer it has no arrangement to participate in the distribution, within the meaning of the Securities Act, of the new notes.

         If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act. Those holders will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

         Upon satisfaction or waiver of all of the conditions to the exchange offer, TV Guide will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions of the Exchange Offer" below. TV Guide will be deemed to have accepted properly tendered old notes for exchange when TV Guide has given oral or written notice to the exchange agent.

         The new notes will bear interest at the same rate and on the same terms as the old notes. Consequently, cash interest on the new notes will accrue at a rate of per annum and will be payable semiannually in arrears commencing on September 1, 1999. and then on March 1 and September 1 of each year. Interest on each new note will accrue from the last interest payment date on which interest was paid on the surrendered old note. If no interest has been paid on the old note, interest on the new notes will accrue from the date of issuance of the old notes. Consequently, holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the old notes.

         The issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility, a completed and signed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, or if old notes are submitted for a greater amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder as promptly as practicable after the exchange offer expires or terminates. In the case of old notes tendered by book-entry procedures described below, the non exchanged old notes will be credited to an account maintained with the book-entry transfer facility.

Conditions of the Exchange Offer

         TV Guide will not be required to accept for exchange any old notes and may terminate or amend the exchange offer prior to the expiration date, if TV Guide determines that it is not permitted to effect the exchange offer because of:

         o any changes in law, or applicable interpretations by the SEC, or

         o any action or proceeding is instituted or threatened in any court or governmental agency with respect to the exchange offer.

         Holders may have certain rights and remedies against TV Guide under the registration rights agreement if TV Guide fails to close the exchange offer, whether or not the conditions stated above occur. These conditions are not intended to modify those rights or remedies.

Book-Entry Transfer

         The exchange agent will make a request to establish an account for the old notes at the book-entry transfer facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account at the book-entry transfer facility under the book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile, or an agent's message, with any required signature guarantees and any other required documents, must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

         The term "agent's message" means a message, transmitted by Depository Trust Company to the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that TV Guide may enforce the letter of transmittal against the participant.

Guaranteed Delivery Procedures

         If a registered holder of the old notes wishes to tender the old notes and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on time, the old notes may nevertheless be exchanged if:

         o     the tender is made through an eligible guarantor institution,

         o before the expiration date, the exchange agent has received from the eligible guarantor institution a completed and signed letter of transmittal, or a facsimile, and a notice of guaranteed delivery, substantially in the form provided by TV Guide. Delivery may be made by facsimile transmission, mail or hand deliver. The letter of transmittal and notice of guaranteed delivery must set forth the name and address of the holder of the old notes and the amount of old notes, state that the tender is being made and guarantee that within five trading days on the Nasdaq National Market after the date of signing of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent, and

         o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five Nasdaq National Market trading days after the date of signing the notice of guaranteed delivery.

Withdrawal Rights

         Tenders of old notes may be withdrawn at any time prior to the expiration date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent." Any notice of withdrawal must:

         o specify the name of the person who tendered the old notes to be withdrawn,

         o identify the old notes to be withdrawn, including the amount of the old notes, and,

         o where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder.

         If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. All questions as to the validity, form, eligibility and time of receipt of the notices will be determined by TV Guide whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or before the expiration date.

Exchange Agent

         The Bank of New York has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal should be directed to the exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange Agent addressed as follows:

         By Registered or Certified Mail:
                  The Bank of New York
                  101 Barclay Street, (7 East)
                  New York, New York 10286
                  Attention: Jason Larragoity
                  Reorganization Section

         By Hand or Overnight Delivery Service:
                  The Bank of New York
                  101 Barclay Street
                  Corporate Trust Services Window
                  Ground Level
                  New York, New York 10286
                  Attention: Jason Larragoity
                  Reorganization Section

         Facsimile Transmission (for Eligible Institutions only): (212) 815-4699
                  Confirm by Telephone:  (212) 815-4997

         Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

         TV Guide will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

         TV Guide will pay the expenses that will be incurred in connection with the exchange offer. TV Guide estimates the expenses will be approximately $200,000.

Accounting Treatment

         For accounting purposes, TV Guide will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

         Holders who instruct TV Guide to register new notes in the name of a person other than the registered tendering holder will be responsible for paying any applicable transfer tax, as will holders who request that old notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder.
In all other cases, no transfer taxes will be due.

Regulatory Matters

         TV Guide is not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

Consequences of Failure to Exchange

         Participation in the exchange offer is voluntary. Old notes that are not exchanged for new notes will remain restricted securities. As a result, those old notes may only be transferred:

         o to a person who the seller reasonably believes is a qualified institutional buyer under Rule 144A,

         o in an offshore transaction under Rule 903 or Rule 904 of Regulation S under the Securities Act, or

         o     under Rule 144 under the Securities Act, if available;

and after complying with all applicable securities laws of the states of the United States. Under certain circumstances, TV Guide is required to file a shelf registration statement under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights."

Payment of Additional Interest upon Registration Defaults

     If TV Guide fails to meet its obligations to complete the exchange offer or file a shelf registration statement, additional interest will accrue on the notes. See "Description of the Notes--Exchange Offer; Registration Rights."

                                 USE OF PROCEEDS

         TV Guide will not receive any proceeds from the issuance of the new notes or the closing of the exchange offer.


                                 CAPITALIZATION

         The following table sets forth, as of March 31, 1999, the consolidated cash and capitalization of TV Guide.

                                                             March 31, 1999
                                                              (in thousands)

Cash, cash equivalents and marketable securities.....         $    98,388
                                                                =========

Long-term debt (including current portion)..........          $   612,102

Stockholders' equity:
  Class A common stock...............................                 770
  Class B common stock...............................                 750
  Additional paid in capital.........................           1,281,532
  Accumulated other comprehensive earnings...........                  12
  Retained earnings..................................             189,614
                                                              -----------
Total stockholders' equity...........................           1,472,678
                                                              -----------
Total capitalization.................................         $ 2,084,780
                                                              ===========


                           DESCRIPTION OF CERTAIN DEBT

Bank Credit Facilities

         TV Guide entered into a $300 million six-year revolving credit facility and a $300 million 364-day revolving credit facility with a group of banks on March 1, 1999. Borrowings outstanding under the 364- day revolving credit facility convert to a five-year term loan at maturity. Borrowings under the credit facilities bear interest either at the bank's prime rate or LIBOR, both plus a margin based on a sliding scale tied to TV Guide's leverage ratio. For the first year of the credit facilities, the LIBOR margin is fixed at a minimum of 1.25%. The credit facilities are subject to prepayment or reduction at any time without penalty. Borrowings to consummate the TV Guide acquisition were drawn under the $300 million six-year revolving credit facility.

SSDS

         SSDS has a revolving credit facility with a bank that provides for borrowings up to the lesser of 80% of the billed trade accounts receivable outstanding less than 90 days, subject to certain conditions, or $5.0 million. Borrowings under this credit facility, which expires April 30, 2000, bear interest at the bank's stated prime rate plus a margin. Outstanding borrowings under the credit facility as of March 31, 1999 were $1.0 million.

                            DESCRIPTION OF THE NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "TV Guide" and "we" refer only to TV Guide, Inc. and not to any of its subsidiaries.

         TV Guide will issue the new notes under the indenture for the old notes dated as of March 1, 1999 among TV Guide, the Subsidiary Guarantors and The Bank of New York, as trustee.

         We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. A copy of the indenture is available upon request to TV Guide at the address set forth under "Where You Can Find More Information".

         TV Guide will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

         The notes will mature on March 1, 2009. We can issue a maximum of $400 million aggregate principal amount of notes.

         Interest on the notes will accrue at a rate of 8 1/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 1999. TV Guide will pay interest to those persons who were holders of record on the February 15 and August 15 immediately preceding each interest payment date.

         Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         The interest rate on the notes will increase if:

         (1)       TV Guide does not file either:

                  (A) a registration statement to allow for an exchange offer or

                  (B)      a resale shelf registration statement for the notes;

         (2) the registration statement referred to above is not declared effective on a timely basis; or

         (3) certain other conditions are not satisfied.

         You should refer to the description under the heading "Exchange Offer; Registration Rights" for a more detailed description of the circumstances under which the interest rate will increase.

Subordination

The notes are:

         o        senior subordinated, unsecured obligations of TV Guide;

         o guaranteed on a senior subordinated, unsecured basis by the Subsidiary Guarantors;

         o equal in ranking ("pari passu") in right of payment with all future Senior Subordinated Debt of TV Guide and the Subsidiary Guarantors; and

         o senior to all future Subordinated Obligations of TV Guide and the Subsidiary Guarantors.

         The payment of the principal of, premium, if any, and interest on the notes, and payment under any Subsidiary Guaranty, will be subordinated in right of payment to the payment when due of all Senior Debt of TV Guide or the relevant Subsidiary Guarantor, as the case may be. As a result of this subordination, holders of Senior Debt will be entitled, in any of the following situations, to receive full payment on all obligations owed to them before any kind of payment can be made to holders of the notes:

         o        liquidation or dissolution of TV Guide;

         o bankruptcy, reorganization, receivership or similar proceedings;

         o        assignments for the benefit of TV Guide's creditors; or

         o        any marshaling of TV Guide's assets and liabilities.

         As of March 31, 1999, the total outstanding Debt of TV Guide and the Subsidiary Guarantors on a combined basis, excluding unused commitments made by lenders, were as follows:

         $211.1 million    approximate Senior Debt of TV Guide and the
                              Subsidiary Guarantors, combined

         $400.0 million    approximate Senior Subordinated Debt of TV Guide and
                              the Subsidiary Guarantors.

         TV Guide only has a stockholder's claim in the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of TV Guide's subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of TV Guide and of those subsidiaries that are Subsidiary Guarantors. In the case of subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

         All the operations of TV Guide are conducted through its subsidiaries. Therefore, TV Guide's ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to TV Guide. Certain laws restrict the ability of TV Guide's subsidiaries to pay dividends and make loans and advances to it. If these restrictions are applied to subsidiaries that are not Subsidiary Guarantors, then TV Guide would not be able to use the earnings of those subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guaranties. If this were to occur, the Subsidiary Guarantors could also face restrictions on distributing funds to TV Guide. Any of the situations described above could make it more difficult for TV Guide to service its debt.

         The total balance sheet liabilities of the Subsidiary Guarantors and TV Guide's other subsidiaries, as of March 31, 1999, excluding minority interests and unused commitments made by lenders, were as follows:

         $1,969.6 million  approximate total balance sheet liabilities of the
                              Subsidiary Guarantors

         $188.2 million    approximate total balance sheet liabilities of all
                              other subsidiaries.

         Certain of the Unrestricted Subsidiaries will be guarantors under the bank credit facilities. The Subsidiary Guarantors and TV Guide's other subsidiaries have other liabilities, including contingent liabilities, that may be significant. The indenture contains limitations on the amount of additional Debt which TV Guide and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could be substantial and may be Incurred either by Subsidiary Guarantors or by TV Guide's other subsidiaries.

         The notes are unsecured obligations of TV Guide and the Subsidiary Guarantors. Secured Debt of TV Guide and the Subsidiary Guarantors will be effectively senior to the notes to the extent of the value of the assets securing this Debt.

         As of March 31, 1999, TV Guide and the Subsidiary Guarantors had no outstanding secured Debt other than Senior Debt.

         TV Guide may not pay principal of, or premium, if any, or interest on, the notes, or make any deposit under the provisions described in "--Defeasance", and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes"), if:

         (a) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period, including at maturity, or

         (b) any other default on Senior Debt occurs and the maturity of the Senior Debt is accelerated,

unless, in either case,

         (1)       the default has been cured or waived and the acceleration has been rescinded, or

         (2)       the Senior Debt has been paid in full in cash;

provided, however, that TV Guide may pay the notes without regard to the foregoing if TV Guide and the trustee receive written notice approving payment from the Representative of the issue of Senior Debt.

         During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Designated Senior Debt as a result of which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, TV Guide may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by TV Guide and the trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the trustee and TV Guide from the Representative that gave such Payment Blockage Notice, (b) because such default is no longer continuing, or (c) because such Designated Senior Debt has been repaid in full in cash).

         Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, TV Guide may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period. Upon any payment or distribution of the assets of TV Guide upon a total or partial liquidation, dissolution or winding up of TV Guide or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to TV Guide or its Property:

                  (a) the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the notes are entitled to receive any payment of principal of or interest on the notes, except that holders of notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the notes; and

                  (b) until the Senior Debt is paid in full in cash, any distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Debt.

         If a payment or distribution is made to holders of notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

         If payment of the notes is accelerated when any Designated Senior Debt is outstanding, TV Guide may not pay the notes until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

         The Subsidiary Guaranty of each Subsidiary Guarantor will be subordinated to Senior Debt of such Subsidiary Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Debt of TV Guide. Because of the indenture's subordination provisions, holders of Senior Debt and other creditors (including trade creditors) of TV Guide or the Subsidiary Guarantors may recover disproportionately more than the holders of the notes recover in a bankruptcy or similar proceeding relating to TV Guide or a Subsidiary Guarantor. This would apply even if the notes or the applicable Subsidiary Guaranty ranked evenly ("pari passu") with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the notes.

         Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust under the provisions described in "--Defeasance" will not be subject to the subordination provisions described above.

         See "Risk Factors--Leverage may impair our financial condition," "--Subordination of notes and our holding company structure may limit payments on the notes" and "--Fraudulent conveyance considerations could void the guarantees for the notes" and "Description of Certain Debt."

Subsidiary Guaranties

         The obligations of TV Guide under the indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by all the existing and any future Restricted Subsidiaries of TV Guide, other than Sneak Prevue, certain other non-Wholly Owned Subsidiaries and all Foreign Restricted Subsidiaries.

         As of or for the three months ended March 31, 1999, the subsidiaries of TV Guide that were not Subsidiary Guarantors represented the following approximate percentages of the assets, revenues and EBITDA of TV Guide, on a consolidated basis:

                  7.1%       of TV Guide's consolidated assets represented by
                               subsidiaries that are not Subsidiary Guarantors,

                  58.8%      of TV Guide's consolidated total revenues
                               represented by subsidiaries that are not Subsidiary Guarantors, and

                  39.1%      of TV Guide's consolidated EBITDA
                               represented by subsidiaries that are not Subsidiary Guarantors.

         If a Subsidiary Guarantor ceases to be a Subsidiary of TV Guide or TV Guide sells or otherwise disposes of all or substantially all the assets of a Subsidiary Guarantor, such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. In addition, if TV Guide designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which TV Guide can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See "--Certain Covenants--Designation of Subsidiaries" and "--Merger, Consolidation and Sale of Property".

         If any Subsidiary Guarantor makes payments under its Subsidiary Guaranty, each of TV Guide and the other Subsidiary Guarantors must contribute their share of such payments. TV Guide's and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of TV Guide or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of TV Guide and all the Subsidiary Guarantors combined.

Optional Redemption

         Except as set forth in the following paragraph, the notes will not be redeemable at the option of TV Guide prior to March 1, 2004. Starting on that date, TV Guide may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount:

                                            Redemption
         Year                               Price
         2004...............................104.063%
         2005...............................102.708%
         2006...............................101.354%
         2007 and after.....................100.000%

         At any time and from time to time, prior to March 1, 2002, TV Guide may redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 108.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding. Any such redemption shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.

Sinking Fund

         There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

         Upon the occurrence of a Change of Control, each holder of notes shall have the right to require TV Guide to repurchase all or any part of such holder's notes in the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, TV Guide shall:

                  (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

                  (b) send, by first-class mail, with a copy to the trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating:

                             (1)    that a Change of Control has occurred and a
Change of Control Offer is being made under the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment;

                             (2) the Change of Control Purchase Price and the
purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

                             (3) the circumstances and relevant facts regarding
the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

                             (4) the procedures that holders of notes must
follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

         TV Guide will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes in a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, TV Guide will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

         The Change of Control repurchase feature is a result of negotiations between TV Guide and the initial purchasers of the notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that TV Guide would decide to do so in the future. Subject to certain covenants described below, TV Guide could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect TV Guide's capital structure or credit ratings.

         The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" TV Guide's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Therefore, if TV Guide disposes of less than all its assets by any of the means described above, the ability of a holder of notes to require TV Guide to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

         The bank credit facility will prohibit TV Guide from purchasing any notes, and also will provide that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such existing debt. Other future debt of TV Guide may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. To the extent other debt of TV Guide is both subject to similar repurchase obligations in the event of a Change of Control and ranks senior in right of payment to the notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of notes of their right to require TV Guide to repurchase such notes could cause a default under existing or future debt of TV Guide, even if the Change of Control itself does not, due to the financial effect of such repurchase on TV Guide. Finally, TV Guide's ability to pay cash to holders of notes upon a repurchase may be limited by TV Guide's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. TV Guide's failure to purchase notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under existing debt of TV Guide and may constitute a default under future debt as well. If such debt constitutes Designated Senior Debt, the subordination provisions in the indenture would likely restrict payment to holders of notes. TV Guide's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "--Amendments and Waivers".

Certain Covenants

         Covenant Suspension. Set forth below are summaries of certain covenants contained in the indenture.

         During any period of time that:

                  (a)        the notes have Investment Grade Ratings from both
                              Rating Agencies, and

                  (b)        no Default or Event of Default has occurred and is
                              continuing under the indenture,

         TV Guide and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

                  "--Limitation on Debt",

                  "--Limitation on Restricted Payments",

                  "--Limitation on Asset Sales",

                  "--Limitation on Restrictions on Distributions from Restricted
                     Subsidiaries",

                  "--Limitation on Transactions with Affiliates",

                  clause (x) of the fourth paragraph (and such clause (x) as referred to in the first paragraph) of "Designation of Subsidiaries", and clause (e) of the first and second paragraphs of "--Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). If TV Guide and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then TV Guide and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated under the terms of the covenant described below in "--Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from the Issue Date.

         Notwithstanding the foregoing, any actions relating to the consummation of obligations Incurred prior to such withdrawal, downgrade, Default or Event of Default shall not constitute a breach of any covenant set forth in the indenture or cause a Default or Event of Default thereunder, provided that:

                  (1) TV Guide and the Restricted Subsidiaries did not Incur such obligations in anticipation of a withdrawal or downgrade of the notes below an Investment Grade Rating or a Default or Event of Default and

                  (2) TV Guide reasonably believed in good faith at the time of such Incurrence that such Incurrence or related actions would not result in such a withdrawal, downgrade, Default or Event of Default.

         For purposes of clauses (1) and (2) in the preceding sentence, anticipation and reasonable belief may be determined by TV Guide and conclusively evidenced by a Board Resolution to such effect adopted in good faith by the Board of Directors of TV Guide delivered to the trustee. In reaching their determination, the Board of Directors may, but need not, consult with the Rating Agencies.

         Limitation on Debt. TV Guide shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

                  (1) such Debt is Debt of TV Guide or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Leverage Ratio of TV Guide and the Restricted Subsidiaries (on a consolidated basis) would not exceed 7.0 to 1, or

                  (2) such Debt is Permitted Debt.

         The term "Permitted Debt" is defined to include the following:

                  (a) Debt of TV Guide evidenced by the notes and of Subsidiary Guarantors evidenced by Subsidiary Guaranties;

                  (b) Debt of TV Guide or a Subsidiary Guarantor under the Credit Facility, provided that the aggregate principal amount of all such Debt under the Credit Facility at any one time outstanding shall not exceed $600 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase notes or Repay other Debt, under the covenant described under "--Limitation on Asset Sales";

                  (c) Debt in respect of Capital Lease Obligations or Purchase Money Debt of TV Guide or a Subsidiary Guarantor, provided that:

                             (1) the aggregate principal amount of such Debt
does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

                             (2) the aggregate principal amount of all Debt
Incurred and then outstanding under this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred under this clause (c)) does not exceed $75 million;

                  (d) Debt of TV Guide owing to and held by any Wholly Owned Subsidiary and Debt of a Restricted Subsidiary owing to and held by TV Guide or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to TV Guide or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

                  (e) Debt under Interest Rate Agreements and Currency Exchange Protection Agreements entered into by TV Guide or a Restricted Subsidiary for the purpose of limiting risk in the ordinary course of the financial management of TV Guide or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

                  (f) Debt in connection with one or more standby letters of credit or performance bonds issued by TV Guide or a Restricted Subsidiary in the ordinary course of business or under self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

                  (g) Debt of TV Guide or any Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

                  (h) Debt of TV Guide or a Subsidiary Guarantor in an aggregate principal amount outstanding at any one time not to exceed $150 million; and

                  (i) Permitted Refinancing Debt Incurred in respect of Debt Incurred under clause (1) of the first paragraph of this covenant and clauses
(a), (c) and (g) above.

         Notwithstanding anything to the contrary contained in this covenant,

                  (a) TV Guide shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt under this covenant if the proceeds thereof are used, directly or indirectly, to Refinance:

                             (1)    any Subordinated Obligations unless such new
Debt shall be subordinated to the notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations, or

                             (2) any Senior Subordinated Debt unless such new
Debt shall be Senior Subordinated Debt or shall be subordinated to the notes or the applicable Subsidiary Guaranty, as the case may be, and

                  (b) TV Guide shall not permit any Non-Guarantor Subsidiary to Incur any Debt under this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations or Senior Subordinated Debt of TV Guide or any Subsidiary Guarantor.

         Limitation on Restricted Payments. TV Guide shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

                  (a) a Default or Event of Default shall have occurred and be continuing,

                  (b) TV Guide could not Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "--Limitation on Debt" or

                  (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

                             (1)     the result of:

                                     (A)    Cumulative EBITDA, minus

                                     (B) the product of 1.5 and Cumulative
Interest Expense, plus

                             (2)     Capital Stock Sale Proceeds (other than
Capital Stock Sale Proceeds used to make a Permitted Investment under clause (i) of the definition thereof), plus

                             (3)     the sum of:

                                     (A)    the aggregate net cash proceeds
received by TV Guide or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of TV Guide, and

                                     (B) the aggregate amount by which Debt
(other than Subordinated Obligations) of TV Guide or any Restricted Subsidiary is reduced on TV Guide's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date into Capital Stock (other than Disqualified Stock) of TV Guide, excluding, in the case of clause (A) or (B):

                              (x) any such Debt issued or sold to TV Guide or a Subsidiary of TV Guide or an employee stock ownership plan or trust established by TV Guide or any such Subsidiary for the benefit of their employees, and

                              (y) the aggregate amount of any cash or other Property distributed by TV Guide or any Restricted Subsidiary upon any such conversion or exchange, plus

                  (4)         an amount equal to the sum of:

                             (A) the net reduction in Investments in any Person
(other than TV Guide, a Restricted Subsidiary or, with respect to any Investment made on or prior to the Issue Date, an Initial Unrestricted

Subsidiary) resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to TV Guide or any Restricted Subsidiary from such Person, plus

                              (B) the portion (proportionate to TV Guide's
equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary (other than the Initial Unrestricted Subsidiaries) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by TV Guide or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, TV Guide may:

         (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

         (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of TV Guide or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of TV Guide (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of TV Guide or an employee stock ownership plan or trust established by TV Guide or any such Subsidiary for the benefit of their employees); provided, however, that:

                  (1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

                  (2) the Capital Stock Sale Proceeds from such exchange or sale
(i) shall be excluded from the calculation under clause (c)(2) above and (ii) shall not be used to make Investments under clause (i) of the definition of Permitted Investments;

         (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

         (d) repurchase shares of, or options to purchase shares of, common stock of TV Guide or any of its Subsidiaries from current or former officers, directors or employees of TV Guide or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), under the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:

                  (1) the aggregate amount of such repurchases shall not exceed $3 million in any calendar year and

                  (2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments.

Limitation on Liens. TV Guide shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

         (a) if such Lien secures Senior Subordinated Debt, the notes or the applicable Subsidiary Guaranty are secured on an equal and ratable basis with such Debt, and

         (b) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the notes or the applicable Subsidiary Guaranty in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the notes and the Subsidiary Guaranties.

Limitation on Asset Sales. TV Guide shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

         (a) after giving effect to such Asset Sale, no Default or Event of Default would occur as a result thereof;

         (b) TV Guide or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

         (c) at least 75% of the consideration paid to TV Guide or such Restricted Subsidiary in connection with such Asset Sale is in the form of (1) cash or cash equivalents, (2) notes, obligations or other securities (debt or equity) that are converted by TV Guide or such Restricted Subsidiary into cash within 90 days of the date of such Asset Sale, (3) Additional Assets, (4) the assumption of Priority Debt (as a result of which TV Guide and the Restricted Subsidiaries are no longer liable with respect to such Priority Debt) or (5) any combination of the foregoing; and

         (d) TV Guide delivers an Officers' Certificate to the trustee certifying that such Asset Sale complies with the foregoing clauses (a), (b) and
(c).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by TV Guide or a Restricted Subsidiary, to the extent TV Guide or such Restricted Subsidiary elects (or is required by the terms of any Debt):

         (a)       to Repay Priority Debt; or

         (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by TV Guide or another Restricted Subsidiary).

         Pending final application of any such Net Available Cash, TV Guide may temporarily reduce revolving credit borrowings or otherwise invest such Net Available Cash in any Temporary Cash Investments that are not prohibited by the indenture.

         Any Net Available Cash from an Asset Sale not applied as described in the preceding paragraph within 18 months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $20 million (taking into account income earned on such Excess Proceeds, if any), TV Guide will be required to make an offer to purchase (the "Prepayment Offer") the notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), under the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase as required by the indenture, TV Guide or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

The term "Allocable Excess Proceeds" will mean the product of:

         (a)       the Excess Proceeds, and

         (b)       a fraction,

             (1) the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

              (2) the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of TV Guide outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring TV Guide to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

         Within five business days after TV Guide is obligated to make a Prepayment Offer as described in the preceding paragraph, TV Guide shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding TV Guide and its Subsidiaries as TV Guide in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

         TV Guide will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes under the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, TV Guide will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         Limitation on Restrictions on Distributions from Restricted Subsidiaries. TV Guide shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

         (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to TV Guide or any other Restricted Subsidiary,

         (b) make any loans or advances to TV Guide or any other Restricted Subsidiary or

         (c) transfer any of its Property to TV Guide or any other Restricted Subsidiary.

         The foregoing limitations will not apply:

                  (1)  with respect to clause (a), (b) or (c), to restrictions:

                       (A)    in effect on the Issue Date,

                       (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions in which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by TV Guide,

                             (C) that result from the Refinancing of Debt Incurred under an agreement referred to in clause (1)(A) or (B) above or in clause
                                    (2)(A) or (B) below, provided such
                                    restriction is no less favorable to the
                                    holders of notes than those under the
                                    agreement evidencing the Debt so Refinanced,

                                    or

                             (D) in the form of supermajority voting, veto or similar rights held by a Permitted Interactive Partner in any joint venture or other Person formed with respect to the intellectual property used or usable in TV Guide's TV Guide Interactive business, and

                  (2) with respect to clause (c) only, to restrictions:

                             (A) relating to Debt that is permitted to be Incurred and secured without also securing the notes or the applicable Subsidiary Guaranty under the covenants described in "--Limitation on Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

                             (B)    encumbering Property at the time such
                                    Property was acquired by TV Guide or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

                             (C)    resulting from customary provisions
                                    restricting subletting or assignment of
                                    leases or customary provisions in other
                                    agreements that restrict assignment of such agreements or rights thereunder, or

                             (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

         Limitation on Transactions with Affiliates. TV Guide shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of TV Guide (an "Affiliate Transaction"), unless:

         (a) the terms of such Affiliate Transaction are no less favorable to TV Guide or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of TV Guide,

         (b) if such Affiliate Transaction involves aggregate payments or value in excess of $20 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee, and

         (c) if such Affiliate Transaction involves aggregate payments or value in excess of $40 million, TV Guide obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to TV Guide and the Restricted Subsidiaries.

         Notwithstanding the foregoing limitation, TV Guide or any Restricted Subsidiary may enter into or suffer to exist the following:

         (a) any transaction or series of transactions between TV Guide and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of TV Guide (other than a Restricted Subsidiary);

         (b) any Restricted Payment permitted to be made under the covenant described in "--Limitation on Restricted Payments" or any Permitted Investment;

         (c) the payment of compensation (including amounts paid under employee benefit plans) for the personal services of officers, directors and employees of TV Guide or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

         (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of TV Guide or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3 million in the aggregate at any one time outstanding;

         (e) any agreement between TV Guide or any Restricted Subsidiary on the one hand and a Permitted Holder on the other relating to the provision of products or services in the ordinary course of business, provided that such agreement satisfies the condition set forth in clause (a) of the preceding paragraph; and

         (f) any transaction or series of transactions under any agreement in existence on the Issue Date or any agreement contemplated as part of or in connection with the TV Guide Acquisition (as defined in the Offering Memorandum) (which contemplated agreements are described under "Certain Relationships and Related Transactions" in the Offering Memorandum) and, in either case, any renewal, extension or replacement of any such agreement on terms no less favorable to TV Guide and the Restricted Subsidiaries than the original agreement.

         In addition to the foregoing, TV Guide shall cause the IP Subsidiary to maintain the IP Agreements in full force and effect and to comply with the terms thereof in all material respects (except with respect to any IP Agreement the counterparty to which is no longer TV Guide or a Restricted Subsidiary), provided that the foregoing covenant shall be satisfied if, following a transfer of all or substantially all the assets of the IP Subsidiary or a change of control of the IP Subsidiary (whether by merger, consolidation, stock purchase or otherwise) in connection with which the transferee, successor or survivor Person assumes the IP Subsidiary's obligations under the IP Agreements, TV Guide and the Restricted Subsidiaries take all actions reasonably necessary to enforce such assumption of obligations against such Person.

         Limitation on Layered Debt. TV Guide shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, any Debt of TV Guide that is subordinate or junior in right of payment to any Senior Debt unless such Guarantee is expressly subordinate in right of payment to, or ranks pari passu with, the Subsidiary Guaranty of such Subsidiary Guarantor.

         Designation of Subsidiaries. The Board of Directors may designate any Subsidiary of TV Guide to be an Unrestricted Subsidiary or Non-Guarantor Subsidiary if:

         (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, TV Guide or any other Restricted Subsidiary,

         (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom,

         (c) in the case of Unrestricted Subsidiaries, TV Guide would be permitted to make an Investment at the time of such designation in an amount equal to the portion (proportionate to TV Guide's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at such time, and

         (d) in the case of Non-Guarantor Subsidiaries, the Subsidiary to be so designated is not a Wholly Owned Subsidiary.

         Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of TV Guide will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically designated as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the third immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

         Except as provided in the preceding paragraph, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary or Non-Guarantor Subsidiary. In addition, neither TV Guide nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary or Non-Guarantor Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary or Non-Guarantor Subsidiary).

         Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary or Non-Guarantor Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the trustee, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

         The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

                  (x) TV Guide could Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "--Limitation on Debt", and

                  (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

         The Board of Directors may designate any Non-Guarantor Subsidiary to be a Subsidiary Guarantor if concurrently with such designation, such Subsidiary executes and delivers to the trustee a Subsidiary Guaranty.

         Any such designation or redesignation will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that:

         (a) certifies that such designation or redesignation complies with the foregoing provisions, and

         (b)      gives the effective date of such designation or redesignation,

such filing with the trustee to occur within 45 days after the end of the fiscal quarter of TV Guide in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of TV Guide's fiscal year, within 90 days after the end of such fiscal year).

         TV Guide may, at its option (the "SNG-Netlink Option"), designate SNG-Netlink as an Initial Unrestricted Subsidiary by delivering an Officers' Certificate to such effect to the trustee by no later than 120th day following the Issue Date. Upon such designation, TV Guide may contribute SNG-Netlink to another Initial Unrestricted Subsidiary, and SNG-Netlink will be treated, for all purposes of the indenture, as if it had been an Initial Unrestricted Subsidiary owned by such other Initial Unrestricted Subsidiary since the Issue Date, and such contribution shall not be subject to any of the provisions of the indenture. In the event of such designation, all transactions and actions taken with respect to SNG-Netlink since the Issue Date shall have complied with the provisions of the indenture, including the covenant described under "--Limitation on Transactions with Affiliates", as if SNG-Netlink had been an Initial Unrestricted Subsidiary since the Issue Date. Such designation and contribution will not be subject to the requirements set forth above under this "--Designation of Subsidiaries" covenant, and the making of such designation and contribution will not be considered an Investment for purposes of the covenant described under "--Limitation on Restricted Payments" or an Asset Sale for purposes of "-- Limitation on Asset Sales". TV Guide may, at its option, terminate its SNG-Netlink Option at any time by delivering an Officers' Certificate to such effect to the trustee. Until the earlier of such termination or the 120th day following the Issue Date, the net income (loss) of SNG-Netlink shall be excluded from Consolidated Net Income, provided that upon such termination or 120th day, such net income (loss) shall be included (or excluded) in Consolidated Net Income as if SNG-Netlink had been a Restricted Subsidiary since the Issue Date, provided further that upon the designation of SNG-Netlink as an Initial Unrestricted Subsidiary, such net income (loss) shall be included or excluded in Consolidated Net Income as if SNG-Netlink had been an Initial Unrestricted Subsidiary since the Issue Date. Except as otherwise provided in this paragraph, SNG-NetLink shall be considered for all purposes of the indenture as a Restricted Subsidiary. Upon designation as an Initial Unrestricted Subsidiary in compliance with this paragraph, SNG-Netlink shall, by execution and delivery of a supplemental indenture in form satisfactory to the trustee, be released from the Subsidiary Guaranty previously made by SNG-Netlink.

         If, at the time the SNG-Netlink Option is exercised, the assets of Netlink USA consist of assets other than the SNG Interest and any de minimis assets, the SNG-Netlink Option shall only be exercisable if Telluride, Inc., the other partner in Netlink USA, is also designated as an Unrestricted Subsidiary at that time under the other paragraphs of this "--Designation of Subsidiaries" covenant. For purposes of determining the amount of the Investment deemed to be made upon such designation, the assets of Telluride, Inc. shall be deemed to consist of the D6/SMATV Interest. If, immediately following such designation, TV Guide contributes Telluride, Inc. to an Initial Unrestricted Subsidiary, the separate investments represented by such contribution and designation will be considered together as only one Investment for purposes of calculations under the indenture.

         Future Subsidiary Guarantors. TV Guide shall cause each Person that becomes a Restricted Subsidiary following the Issue Date to execute and deliver to the trustee a Subsidiary Guaranty at the time such Person becomes a Restricted Subsidiary (unless such Person is a Non-Guarantor Subsidiary).

Merger, Consolidation and Sale of Property

         TV Guide shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into TV Guide) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

                  (a) TV Guide shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than TV Guide) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

                  (b) the Surviving Person (if other than TV Guide) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by TV Guide;

                  (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of TV Guide, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

                  (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and, for purposes of this clause (d) and clause (e) below, (1) treating any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, TV Guide or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, TV Guide or such Restricted Subsidiary at the time of such transaction or series of transactions and (2) giving pro forma effect to the Repayment of any Debt in connection with such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

                  (e) immediately after giving effect to such transaction or series of transactions and to the Repayment of any Debt in connection with such transaction or series of transactions on a pro forma basis, TV Guide or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Debt"; and

                  (f) TV Guide shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

         TV Guide shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

                  (a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

                  (b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guaranty in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

                  (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

                  (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, TV Guide or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, TV Guide or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

                  (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, TV Guide would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Debt"; and

                  (f) TV Guide shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

         The foregoing provisions (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if TV Guide has complied with the covenant described under "--Certain Covenants--Limitation on Asset Sales".

         The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of TV Guide under the indenture (or of the Subsidiary Guarantor under the Subsidiary Guaranty, as the case may be), but the predecessor Company in the case of:

                  (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of TV Guide as an entirety or virtually as an entirety), or

                  (b) a lease, shall not be released from any of the obligations or covenants under the indenture, including with respect to the payment of the notes.

SEC Reports

         Notwithstanding that TV Guide may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, TV Guide shall file with the SEC and provide the trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that TV Guide shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings. In addition, at such times as information is delivered as required by the immediately preceding sentence, TV Guide shall provide to the trustee and the holders of the notes (1) the same line-item financial information (excluding the ratio of earnings to fixed charges and the line items from the statement of cash flows) on a consolidated basis (excluding the Unrestricted Subsidiaries) with respect to TV Guide and its Restricted Subsidiaries as set forth under "Selected Historical Financial Data --United Video Satellite Group, Inc." in the Offering Memorandum and (2) segment reporting information for its businesses. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including TV Guide's compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on Officers' Certificates).

Events of Default

         Events of Default in respect of the notes include:

                  (1) failure to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

                  (2) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

                  (3) failure to comply with the covenant described under "--Merger, Consolidation and Sale of Property";

                  (4) failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to TV Guide as provided below;

                  (5) a default under any Debt by TV Guide or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $10 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

                  (6) any judgment or judgments for the payment of money in an aggregate amount in excess of $10 million (or its foreign currency equivalent at the time) that shall be rendered against TV Guide or any

Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

                  (7) certain events involving bankruptcy, insolvency or reorganization of TV Guide or any Significant Subsidiary (the "bankruptcy provisions"); and

                  (8) any Subsidiary Guaranty ceases to be in full force and effect (other than under the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "guaranty provisions").

         A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify TV Guide of the Default and TV Guide does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

         TV Guide shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action TV Guide is taking or proposes to take with respect thereto.

         If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to TV Guide) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to TV Guide shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

         Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

                  (a) such holder has previously given to the trustee written notice of a continuing Event of Default,

                  (b) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

                  (c) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

         However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

         Subject to certain exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may:

                  (1) reduce the amount of notes whose holders must consent to an amendment or waiver,

                  (2) reduce the rate of or extend the time for payment of interest on any Note,

                  (3) reduce the principal of or extend the Stated Maturity of any Note,

                  (4) make any Note payable in money other than that stated in the Note,

                  (5) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Subsidiary Guaranty,

                  (6) release any security interest that may have been granted in favor of the holders of the notes other than under the terms of such security interest,

                  (7) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "--Optional Redemption",

                  (8) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased in the Change of Control Offer,

                  (9) at any time after TV Guide is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the notes must be repurchased under the Prepayment Offer,

                  (10) make any change to the subordination provisions of the indenture that would adversely affect the holders of the notes or

                  (11) make any change in any Subsidiary Guaranty that would adversely affect the holders of the notes.

         Without the consent of any holder of the notes, TV Guide and the trustee may amend the indenture to:

         o        cure any ambiguity, omission, defect or inconsistency,

         o provide for the assumption by a successor corporation of the obligations of TV Guide under the indenture,

         o provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

         o add additional Guarantees with respect to the notes or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of the indenture,

         o secure the notes or add to the covenants of TV Guide for the benefit of the holders of the notes or surrender any right or power conferred upon TV Guide,

         o make any change that does not adversely affect the rights of any holder of the notes,

         o make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

         No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, TV Guide is required to mail to each registered holder of the notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

         TV Guide at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. TV Guide at any time may terminate:

                  (1) its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants",

                  (2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions described under "--Events of Default" above, and

                  (3) the limitations contained in clause (e) under the first paragraph of, and in the second paragraph of, "--Merger, Consolidation and Sale of Property" above ("covenant defeasance").

         TV Guide may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

         If TV Guide exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If TV Guide exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "--Certain Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "--Events of Default" above or because of the failure of TV Guide to comply with clause (e) under the first paragraph of, or with the second paragraph of, "--Merger, Consolidation and Sale of Property" above. If TV Guide exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

         The legal defeasance option or the covenant defeasance option may be exercised only if:

                  (a) TV Guide irrevocably deposits in trust with the trustee money or U.S. Government Obligations for the payment of principal of and interest on the notes to maturity or redemption, as the case may be;

                  (b) TV Guide delivers to the trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to maturity or redemption, as the case may be;

                  (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "--Events of Default" occurs with respect to TV Guide or any other Person making such deposit which is continuing at the end of the period;

                  (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

                  (e) such deposit does not constitute a default under any other agreement or instrument binding on TV Guide;

                  (f) TV Guide delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

                  (g) in the case of the legal defeasance option, TV Guide delivers to the trustee an Opinion of Counsel stating that:

                             (1)     TV Guide has received from the Internal
Revenue Service a ruling, or

                             (2) since the date of the indenture there has been
a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

                  (h) in the case of the covenant defeasance option, TV Guide delivers to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

                  (i) TV Guide delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Governing Law

         The indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

     The Bank of New York Company, Inc. is trustee under the indenture. The Bank of New York Company, Inc. is an agent under the New Credit Facility, and BNY Capital Markets, Inc., an affiliate of The Bank of New York Company, Inc., was an initial purchaser of the notes.

     Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Additional Assets" means:

                  (a) any Property (other than cash, cash equivalents and securities) to be owned by TV Guide or any Restricted Subsidiary and used in a Related Business; or

                  (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by TV Guide or another Restricted Subsidiary from any Person other than TV Guide or an Affiliate of TV Guide; provided, however, that such Restricted Subsidiary is primarily engaged in a Related Business.

         "Affiliate" of any specified Person means:

                  (a) any other Person directly or indirectly controlling or controlled by (including under direct or indirect common control with) such specified Person, or

                  (b)         any other Person who is a director or officer of:

                             (1)     such specified Person,

                             (2)     any Subsidiary of such specified Person, or

                             (3)     any Person described in clause (a) above.

         For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Transactions with Affiliates and--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of TV Guide or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner under the first sentence of this paragraph.

         "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by TV Guide or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

                  (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

                  (b) any other assets of TV Guide or any Restricted Subsidiary outside of the ordinary course of business of TV Guide or such Restricted Subsidiary, other than, in the case of clause (a) or (b) above,

                             (1) any disposition by a Restricted Subsidiary to TV Guide or another Restricted Subsidiary or by TV Guide to a Restricted Subsidiary,

                             (2) any disposition to the extent the Property received in exchange therefor constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain Covenants-- Limitation on Restricted Payments", and

                             (3) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property".

         "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

                  (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation", and

                  (b)         in all other instances, the greater of:

                             (1)     the Fair Market Value of the Property
subject to such Sale and Leaseback Transaction, and

                             (2) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

                  (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

                  (b)         the sum of all such payments.

         "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes under GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined under GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

         "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

         "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by TV Guide from the issuance or sale (other than to a Subsidiary of TV Guide or an employee stock ownership plan or trust established by TV Guide or any such Subsidiary for the benefit of their employees) by TV Guide of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         For purposes of the foregoing, the value of the aggregate cash proceeds received by TV Guide from the issuance of Capital Stock upon the exercise of any participations, rights, warrants, options or other interests, will be the cash proceeds received upon the issuance of such participations, rights, warrants, options or other interest plus any incremental amount received by TV Guide upon the exercise thereof.

         "Change of Control" means the occurrence of any of the following events:

                  (a) if (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of TV Guide, and (2) the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of TV Guide than such other person or group (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

                  (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of TV Guide and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders) shall have occurred; or

                  (c) TV Guide merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into TV Guide, in any such event in a transaction in which the outstanding Voting Stock of TV Guide is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

                             (1) the outstanding Voting Stock of TV Guide is reclassified into or exchanged for other Voting Stock of TV Guide or for Voting Stock of the surviving corporation, and

                             (2) the holders of the Voting Stock of TV Guide immediately prior to such transaction own not less than a majority of the Voting Stock of TV Guide or the surviving corporation immediately after such transaction; or

                  (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of TV Guide was approved by a Permitted Holder or a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

                  (e) the shareholders of TV Guide shall have approved any plan of liquidation or dissolution of TV Guide.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

         "Consolidated Interest Expense" means, for any period, the total interest expense of TV Guide and its consolidated Restricted Subsidiaries (including the amortization of capitalized interest), plus, to the extent not included in such total interest expense, and to the extent Incurred by TV Guide or its Restricted Subsidiaries, without duplication,

                  (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

                  (b) amortization of debt discount and debt issuance cost, including commitment fees,

                  (c)         capitalized interest,

                  (d)         non-cash interest expense,

                  (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

                  (f) net costs associated with Hedging Obligations (including amortization of fees),

                  (g)         Disqualified Stock Dividends,

                  (h)         Preferred Stock Dividends,

                  (i) interest Incurred in connection with Investments in discontinued operations,

                  (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by TV Guide or any Restricted Subsidiary, and

                  (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than TV Guide) in connection with Debt Incurred by such plan or trust.

         "Consolidated Net Income" means, for any period, the net income (loss) of TV Guide and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

                  (a) any net income (loss) of any Person (other than TV Guide) if such Person is not a Restricted Subsidiary, except that:

                             (1) subject to the exclusion contained in clause
         (d) below, TV Guide's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to TV Guide or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and

                             (2) TV Guide's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

                  (b) for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, any net income
         (loss) of any Person acquired by TV Guide or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,

                  (c) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to TV Guide, except that:

                             (1) subject to the exclusion contained in clause
         (d) below, TV Guide's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to TV Guide or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

                             (2) TV Guide's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

                  (d) any gain (but not loss) realized upon the sale or other disposition of any Property of TV Guide or any of its consolidated Subsidiaries (including in any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

                  (e)         any extraordinary gain or loss,

                  (f) the cumulative effect of a change in accounting principles, and

                  (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of TV Guide or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of TV Guide (other than Disqualified Stock).

         Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to TV Guide or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant under clause (c)(4).

         "Credit Facility" means, with respect to TV Guide or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Credit Facility) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

         "Cumulative EBITDA" means, as of any date of determination, the cumulative EBITDA of TV Guide and its consolidated Restricted Subsidiaries from and after the last day of the fiscal quarter of TV Guide immediately preceding the Issue Date to the end of the fiscal quarter ending prior to the date of determination for which financial statements are available or required or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

         "Cumulative Interest Expense" means, at any date of determination, the aggregate amount of Consolidated Interest Expense accrued from and after the last day of the fiscal quarter of TV Guide immediately preceding the Issue Date to the end of the fiscal quarter ending prior to the date of determination for which financial statements are available or required.

         "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

         "D6/SMATV Interest" means all the assets of Netlink USA other than an approximate 40% interest in Superstar/Netlink Group L.L.C. and 80% of the Fair Market Value of Netlink USA's Temporary Cash Investments.

         "Debt" means, with respect to any Person on any date of determination (without duplication):

               (a)         the principal of and premium (if any) in respect of:

                          (1)     debt of such Person for money borrowed, and

                          (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

                  (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

                  (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

                  (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

                  (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

                  (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

                  (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

                  (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

         The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations of a type described above at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

                             (1)     zero if such Hedging Obligation has been
Incurred under clause (e) of the definition of Permitted Debt, or

                             (2)     the notional amount of such Hedging
Obligation if not Incurred under such clause.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Rating" means a rating equal to or higher than Ba3 (or the equivalent) by Moody's and B+ (or the equivalent) by S&P.

         "Designated Senior Debt" means:

                  (a) any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations under letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by TV Guide to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the trustee as "Designated Senior Debt" of TV Guide for purposes of the indenture, and

                  (b)         the Credit Facility.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

                  (a) matures or is mandatorily redeemable under a sinking fund obligation or otherwise,

                  (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

                  (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

         "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of TV Guide held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to TV Guide.

         "EBITDA" means, for any period, an amount equal to, for TV Guide and its consolidated Restricted Subsidiaries:

                  (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

                             (1) the provision for taxes based on income or profits or utilized in computing net loss,

                             (2)     Consolidated Interest Expense,

                             (3)     depreciation,

                             (4)     amortization of intangibles, and

                             (5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

                  (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

         Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to TV Guide by such Restricted Subsidiary without prior approval (that has not been obtained), under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

         "Event of Default" has the meaning set forth under "--Events of Default".

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

                  (a) if such Property has a Fair Market Value equal to or less than $5 million, by any Officer of TV Guide, or

                  (b) if such Property has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

         "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

         "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

                  (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

                  (b) in the statements and pronouncements of the Financial Accounting Standards Board,

                  (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

                  (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed under Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

                  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

                  (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include:

                             (1) endorsements for collection or deposit in the ordinary course of business, or

                             (2) a contractual commitment by one Person to invest in another Person for so long as such Investment will, when made, constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment".

         The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

         "Hedging Obligation" of any Person means any obligation of such Person under any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

         "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required by GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "--Certain Covenants --Limitation on Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

         "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of TV Guide.

         "Initial Unrestricted Subsidiaries" means (1) UV Ventures, Inc., SNTV Holdings, Inc., Prevue Ventures, Inc., UV Acquisition Subsidiary, Inc., TV Guide Technology Ventures, Inc., Superstar/Netlink Group L.L.C., SSDS, Inc., SpaceCom Systems, Inc., ODS Technologies, LP, TV Guide Enterprises Solutions, Inc., the IP Subsidiary and any of their respective subsidiaries and (2) following TV Guide's exercise of its SNG-Netlink Option, SNG- Netlink and any of its subsidiaries.

         "Initial Unrestricted Subsidiaries" means (1) UV Ventures, Inc., SNTV Holdings, Inc., Prevue Ventures, Inc., UV Acquisition Subsidiary, Inc., TV Guide Technology Ventures, Inc., SNG, SSDS, SpaceCom, ODS,

TVGES, the IP Subsidiary and any of their respective Subsidiaries and (2) following TV Guide's exercise of its SNG- Netlink Option, SNG-Netlink and any of its Subsidiaries.

         "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

         "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments", "--Designation of Subsidiaries" and the definition of "Restricted Payment", "Investment" shall include the portion (proportionate to TV Guide's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of TV Guide (other than the Initial Unrestricted Subsidiaries) at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, TV Guide shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

                  (a) TV Guide's "Investment" in such Subsidiary at the time of such redesignation, less

                  (b) the portion (proportionate to TV Guide's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

         In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

         "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

         "IP Agreements" means each of the Assignment and License Agreements to which the Company or the IP Subsidiary is a party on the Issue Date or any assignment or license agreement in substantially the same form and scope and on substantially the same terms entered into subsequent to the Issue Date in each case with respect to patents, patent applications and the inventions disclosed therein.

         "IP Subsidiary" means United Video Properties, Inc.

         "Issue Date" means the date on which the notes are initially issued.

         "Leverage Ratio" means the ratio of:

                  (a) the outstanding Debt of TV Guide and the Restricted Subsidiaries on a consolidated basis, to

                  (b)        the LTM Pro Forma EBITDA.

         "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction). An operating lease that is not a Capital Lease Obligation or Sale and Leaseback Transaction shall not be deemed to constitute a Lien.

         "LTM Pro Forma EBITDA" means Pro Forma EBITDA for the four most recent consecutive fiscal quarters for which financial statements are available or required.

         "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

         "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal under a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

                  (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

                  (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, on the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

                  (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

                  (d) the deduction of appropriate amounts provided by the seller as a reserve, under GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by TV Guide or any Restricted Subsidiary after such Asset Sale.

         "New Credit Facility" means:

                  (i) the Facility A Loan Agreement dated March 1, 1999 for $300,000,000 Revolving Credit Facility among the Company, the financial institutions defined as lenders therein and Bank of America National Trust and Savings Association, as administrative agent, with TD Securities (USA) Inc., as syndication agent, and The Bank of New York Company, Inc., as documentation agent, and

                  (ii) the Facility B Loan Agreement dated March 1, 1999 for $300,000,000 364-day Credit Facility among the Company, the financial institutions defined as lenders therein and Bank of America National Trust and Savings Association, as administrative agent, with TD Securities (USA) Inc., as syndication agent, and The Bank of New York Company, Inc., as documentation agent.

         "Non-Guarantor Subsidiary" means:

                  (a)        Sneak Prevue L.L.C.;

                  (b)        any Foreign Restricted Subsidiary;

                  (c) any Subsidiary (other than a Wholly Owned Subsidiary) that is designated after the Issue Date as a Non-Guarantor Subsidiary as permitted under the covenant described in "--Certain Covenants--Designation of Subsidiaries" and not later redesignated as a Subsidiary Guarantor as permitted by the indenture; and

                  (d)        any Subsidiary of a Non-Guarantor Subsidiary;

provided, however, that if any Subsidiary referred to in the preceding clause
(a), (b), (c) or (d) ceases to be a Restricted Subsidiary, then it shall also cease to be a Non-Guarantor Subsidiary.

         "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of TV Guide.

         "Officers' Certificate" means a certificate signed by two Officers of TV Guide, at least one of whom shall be a member of the Office of the Chairman, the principal executive officer or the principal financial officer of TV Guide, and, except for purposes of clause (j) of "Permitted Investment", delivered to the trustee.

         "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to TV Guide or the trustee.

         "Permitted Holders" means The News Corporation Limited,
Tele-Communications, Inc., Liberty Media Corporation, AT&T Corp. and any Person who is a controlled Affiliate of any of the foregoing.

         "Permitted Interactive Partner" means any Person (or any controlled Affiliate of such Person) who, on the Issue Date, owns or has a license to use and sell (excluding specifications to use or sell) intellectual property used or usable in an interactive video programming guide.

         "Permitted Investment" means any Investment by TV Guide or a Restricted Subsidiary in:

                  (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

                  (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, TV Guide or a Restricted Subsidiary, provided that such Person's primary business is a Related Business;

                  (c)Temporary Cash Investments;

                  (d) receivables owing to TV Guide or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable under customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as TV Guide or such Restricted Subsidiary deems reasonable under the circumstances;

                  (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (f) loans and advances to employees made in the ordinary course of business consistent with past practices of TV Guide or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3 million at any one time outstanding;

                  (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to TV Guide or a Restricted Subsidiary or in satisfaction of judgments;

                  (h) (1) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales" or (2) the IP Subsidiary to the extent such Investment consists of intellectual property, including patent applications and issued patents, required to be assigned to the IP Subsidiary according to the IP Agreements, provided that such intellectual property is, at the same time, licensed back to the Company and its Restricted Subsidiaries under the IP Agreements;

                  (i) any Person to the extent such Investment is made with Capital Stock Sale Proceeds, provided such Investment is made at substantially the same time such Capital Stock Sale Proceeds are received;

                  (j) any Person to the extent such Investment is expressly made under this clause (j) (as evidenced by an Officers' Certificate executed on or prior to the date such Investment is made) unless either (1) the notes are rated below a Designated Rating by at least one of the Rating Agencies on the date such Investment would be made or (2) a Rating Decline occurs, in which case such Investment shall be returned to TV Guide or such Restricted Subsidiary within 20 days of such Rating Decline, provided that if both Rating Agencies shall have made a public announcement affirming that the notes will retain their Designated Rating after giving pro forma effect to such Investment, then such Investment may be maintained notwithstanding a subsequent Rating Decline, provided further that, so long as the notes are rated below a Designated Rating by at least one of the Rating Agencies, the Fair Market Value of all Investments made under this clause (j) (in each case determined as of the date such Investment was originally made) shall be included in the calculation of the amount of Restricted Payments except to the extent such Investment may be made as a Permitted Investment under clause (k) below; and

                  (k) other Investments (including any Investments made under clause (j) above not otherwise included in the calculation of the amount of Restricted Payments) made for Fair Market Value that do not exceed $100 million in the aggregate.

         "Permitted Liens" means:

                  (a) Liens to secure Debt (including related Debt under any Interest Rate Agreements) permitted to be Incurred under clause (b) (or clause
(e) with respect to such Interest Rate Agreements) of the definition of Permitted Debt;

                  (b) Liens to secure Debt permitted to be Incurred under clause
(c) of the definition of Permitted Debt, provided that any such Lien may not extend to any Property of TV Guide or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

                  (c) Liens for taxes, assessments or governmental charges or levies on the Property of TV Guide or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

                  (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of TV Guide or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

                  (e) Liens on the Property of TV Guide or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of TV Guide and the Restricted Subsidiaries taken as a whole;

                  (f) Liens on Property at the time TV Guide or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into TV Guide or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of TV Guide or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions in which such Property was acquired by TV Guide or any Restricted Subsidiary;

                  (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of TV Guide or any other

Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions in which such Person became a Restricted Subsidiary;

                  (h) pledges or deposits by TV Guide or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which TV Guide or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of TV Guide, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

                  (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

                  (j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above; and

                  (k) Liens on the Property of TV Guide or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

                             (1)    the outstanding principal amount, or, if
greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

                             (2) an amount necessary to pay any fees and
expenses, including premiums and
defeasance costs, incurred by TV Guide or such Restricted Subsidiary in connection with such Refinancing.

         "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

                  (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

                             (1)    the aggregate principal amount (or if
Incurred with original issue discount, the aggregate accredited value) then outstanding of the Debt being Refinanced, and

                             (2) an amount necessary to pay any fees and
expenses, including premiums and defeasance costs, related to such Refinancing,

                  (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

                  (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

                  (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of TV Guide or a Subsidiary Guarantor, or (y) Debt of TV Guide or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

         "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

         "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than TV Guide or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

         "Priority Debt" means Senior Debt of TV Guide or any Subsidiary Guarantor or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to TV Guide or an Affiliate of TV Guide).

         "Pro Forma" means, with respect to any calculation made or required to be made under the terms hereof, a calculation performed under Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of TV Guide, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of TV Guide, as the case may be.

         "Pro Forma EBITDA" means, for any period, the EBITDA of TV Guide and its consolidated Restricted Subsidiaries, after giving effect to the following:

         if:      (a)  since the beginning of such period, TV Guide or any
Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property,

                  (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition, or

                  (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into TV Guide or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

         EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

         "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required under the indenture, the value of any Property shall be its Fair Market Value.

         "Public Equity Offering" means an underwritten public offering of common stock of TV Guide under an effective Securities Act registration statement.

         "Purchase Money Debt" means Debt:

                  (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

                  (b) Incurred to finance the acquisition, construction or lease by TV Guide or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by TV Guide or such Restricted Subsidiary.

         "Rating Agencies" means Moody's and S&P.

         "Rating Decline" means that at least one of the Rating Agencies shall have rated the notes below a Designated Rating on, or within 90 days after, the earlier of the date of public announcement of the making of a Permitted Investment under clause (j) of the definition thereof or of the intention of TV Guide to make such a Permitted Investment (which period shall be extended so long as either of the Rating Agencies shall have publicly announced that the rating of the notes is under consideration for possible downgrade or for a possible change in rating that does not indicate the direction of the possible change). For TV Guide to have "publicly announced" a Permitted Investment, TV Guide must have issued a press release and, if TV Guide is announcing its intention to make the Permitted Investment, the press release must include the primary economic terms of the Permitted Investment.

         "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Related Business" means any business that is related, ancillary or complementary to the businesses of TV Guide and the Restricted Subsidiaries on the Issue Date.

         "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales", Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

         "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

         "Restricted Payment" means:

                  (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of TV Guide or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into TV Guide or any Restricted Subsidiary), except for any dividend or distribution that is made solely to TV Guide or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by TV Guide or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of TV Guide;

                  (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of TV Guide or any Restricted Subsidiary (other than from TV Guide or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of TV Guide that is not Disqualified Stock);

                  (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

                  (d) any Investment (other than Permitted Investments) in any Person.

         "Restricted Subsidiary" means any Subsidiary of TV Guide unless such Subsidiary is an Unrestricted Subsidiary.

         "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby TV Guide or a Restricted Subsidiary transfers such Property to another Person and TV Guide or a Restricted Subsidiary leases it from such Person.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Debt" of TV Guide means:

                  (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to TV Guide to the extent post-filing interest is allowed in such proceeding) in respect of:

                             (1) Debt of TV Guide for borrowed money, including
under the Credit Facility, and

                             (2) Debt of TV Guide evidenced by notes,
debentures, bonds or other similar instruments permitted under the indenture for the payment of which TV Guide is responsible or liable;

                  (b) all Capital Lease Obligations of TV Guide and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by TV Guide;

                  (c)        all obligations of TV Guide

                             (1)    for the reimbursement of any obligor on any
letter of credit, bankers' acceptance or similar credit transaction,

                             (2)    under Hedging Obligations, or

                             (3) issued or assumed as the deferred purchase
price of Property and all conditional
sale obligations of TV Guide and all obligations under any title retention agreement permitted under the indenture; and

                  (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which TV Guide is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

                             (A) Debt of TV Guide that is by its terms
subordinate or pari passu in right of
payment to the notes, including any Senior Subordinated Debt or any Subordinated Obligations;

                             (B) any Debt Incurred in violation of the
provisions of the indenture;

                             (C) accounts payable or any other obligations of TV
Guide to trade creditors created or assumed by TV Guide in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

                             (D) any liability for Federal, state, local or
other taxes owed or owing by TV Guide;

                             (E) any obligation of TV Guide to any Subsidiary;
or

                             (F) any obligations with respect to any Capital
Stock of TV Guide.

         "Senior Debt" of any Subsidiary Guarantor has a correlative meaning.

         "Senior Subordinated Debt" of TV Guide means the notes and any other subordinated Debt of TV Guide that specifically provides that such Debt is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Debt or other obligation of TV Guide which is not Senior Debt.

         "Senior Subordinated Debt" of any Subsidiary Guarantor has a correlative meaning.

         "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of TV Guide within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "SNG Interest" means (1) an approximate 40% interest in Superstar/Netlink Group L.L.C. and (2) Netlink
USA's Temporary Cash Investments.

         "SNG-Netlink" means LMC Netlink, Inc., Westlink, Inc. and Netlink USA (excluding, subject to the last paragraph of the covenant described under "--Certain Covenants--Designation of Subsidiaries", the D6/SMATV Interest).

         "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including under any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

         "Subordinated Obligation" means any Debt of TV Guide or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guaranty under a written agreement to that effect.

         "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

                  (a)        such Person,

                  (b) such Person and one or more Subsidiaries of such Person, or

                  (c)        one or more Subsidiaries of such Person.

         "Subsidiary Guarantor" means each Restricted Subsidiary of TV Guide as of the Issue Date and any other Person that becomes a Subsidiary Guarantor under the covenant described under "--Certain Covenants--Future Subsidiary Guarantors" (except if such Restricted Subsidiary or Person is a Non-Guarantor Subsidiary).

         "Subsidiary Guaranty" means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of TV Guide's obligations with respect to the notes.

         "Temporary Cash Investments" means any of the following:

                  (a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

                  (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

                  (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

                             (1)    a bank meeting the qualifications described
in clause (b) above, or

                             (2) any primary government securities dealer
reporting to the Market Reports Division of the Federal Reserve Bank of New
York;

                  (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of TV Guide) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)); and

                  (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state (including any agency or instrumentality thereof) is pledged and which are not callable or redeemable at the issuer's option, provided that:

                             (1) the long-term debt of such state is rated "A-3"
or "A-" or higher according to
Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

                             (2)    such obligations mature within 180 days of
the date of acquisition thereof.

         "Unrestricted Subsidiary" means:

                  (a)        the Initial Unrestricted Subsidiaries;

                  (b) any Subsidiary of TV Guide that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required under the covenant described under "--Certain Covenants--Designation of Subsidiaries" and not later redesignated as a Restricted Subsidiary as permitted by that covenant; and

                  (c)        any Subsidiary of an Unrestricted Subsidiary.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

         "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by TV Guide and its other Wholly Owned Subsidiaries.

Book-Entry System

         The notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

         Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the initial purchasers of the notes. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

         Payment of principal of and interest on notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. TV Guide has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

         A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated notes only if:

                  (a) DTC notifies TV Guide that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

                  (b) TV Guide in its discretion at any time determines not to have all the notes represented by such Global Security, or

                  (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Security.

         Any Global Security that is exchangeable for certificated notes under the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated notes,

                  (a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

                  (b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency of TV Guide maintained for such purposes, and

                  (c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although TV Guide may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

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



         So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Security. Therefore, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. TV Guide understands that under existing industry practices, in the event that TV Guide requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised TV Guide that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of TV Guide, the trustee or the Underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange Offer; Registration Rights

         TV Guide and the Subsidiary Guarantors agreed, jointly and severally, under a registration rights agreement with the initial purchasers of the notes, for the benefit of the holders of the notes, to keep this exchange offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of this exchange offer is mailed to the holders of the notes.

         If

         o applicable interpretations of the SEC do not permit TV Guide and the Subsidiary Guarantors to effect this exchange offer,

         o the initial purchasers of the notes so request with respect this exchange offer or

         o any holder of notes (other than an initial purchaser of the notes) is not eligible to participate in this exchange offer or does not receive freely tradeable new notes in this exchange offer other than by reason of such holder being an affiliate of TV Guide,

         TV Guide and the Subsidiary Guarantors will, at their cost,

         o as promptly as practicable, file a Shelf Registration Statement covering resales of the notes or the Exchange Notes, as the case may be,

         o cause the Shelf Registration Statement to be declared effective under the Securities Act and

         o use their best efforts to keep the Shelf Registration Statement effective until two years after its effective date.

The requirement that a Participating Broker-Dealer deliver a prospectus in connection with sales of new notes will not result in the new notes being not "freely tradeable."

TV Guide and the Subsidiary Guarantors will, if a Shelf Registration Statement is filed, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the new notes, as the case may be. A holder selling old notes or new notes under the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

         If on or prior to August 27, 1999, neither this exchange offer has been consummated nor the Shelf Registration Statement has been declared effective, or the registration statement of which this prospectus is a part ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or new notes under and during the periods specified in the registration rights agreement (a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum.

         This summary of certain provisions of the registration rights agreement is not complete and is subject to the provisions of the registration rights agreement. You may obtain a copy of the registration rights agreement upon request to TV Guide.

         Based upon no-action letters issued by the staff of the SEC to third parties, TV Guide believes that the new notes issued in the exchange offer in exchange for old notes would in general be freely transferable after the exchange offer without further registration under the Securities Act if the holder of the new notes represents:

         o that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of TV Guide,

         o that it is acquiring the new notes in the ordinary course of its business and

         o that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the SEC has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer. Holders of old notes wishing to accept the exchange offer must represent to TV Guide that the conditions have been met. Each broker-dealer that receives new notes for its own account in the exchange offer, where it acquired the old notes exchanged for the new notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. TV Guide has agreed that, for a period of one year after closing of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with the resale. A broker-dealer that delivers a prospectus to purchasers in connection with those resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement' (including certain indemnification and contribution rights and obligations). See "The Exchange Offer--Resale of the New Notes" and "Plan of Distribution."

         Each holder of the old notes (other than certain specified holders) who wishes to exchange old notes for new notes in the exchange offer will be required to represent that

         o        it is not an affiliate of TV Guide,

         o any new notes to be received by it will be acquired in the ordinary course of its business and

         o at the time of commencement of this exchange offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes.

         If the holder is a broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The SEC has taken the position that those broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with the prospectus contained in the exchange offer registration statement, except that the prospectus cannot be used for a resale of an unsold allotment from the original sale of the old notes. Under the registration rights agreement, TV Guide is required to allow those broker-dealers and any other persons subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new notes.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the material United States federal income tax consequences that TV Guide expects to apply to holders. As used in this discussion, the term "holder" means a holder of the old notes who purchased the old notes for cash in the original offering, exchanges the old notes for new notes in this exchange offer, and holds the old notes, and will hold the new notes, as capital assets. This discussion is a descriptive summary only and is not a complete technical analysis or listing of all potential tax considerations that may be relevant to holders. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, the applicable Treasury regulations, and public administrative and judicial interpretations of the Internal Revenue Code and applicable Treasury regulations, all of which are subject to change. Any change could be applied retroactively. This discussion is also based on the information contained in this prospectus and the related documents, and on certain representations from TV Guide as to factual matters. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described in this discussion will have on, particular holders and does not address foreign, state, or local tax consequences. TV Guide has not sought and will not seek any ruling from the Internal Revenue Service with respect to the notes. The Internal Revenue Service could take a different position concerning the tax consequences of the exchange of old notes for new notes or the ownership or disposition of the new notes, and the Internal Revenue Service's position could be sustained by a court.

The United States federal income tax consequences to a holder may vary depending upon the holder's particular situation or status. Some of the rules applicable to holders that are subject to special rules under the Internal Revenue Code are not discussed below. Examples of these holders include insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities that elect to mark to market, and except as expressly addressed in this discussion, non-U.S. holders.

As used in this discussion, the term "U.S. holder" means a holder that, for United States federal income tax purposes, is

         o        a citizen or resident of the United States,

         o a corporation, partnership, or other entity created or organized in or under the laws of the United States, of the District of Columbia, or of any State, except, in the case of a partnership, to the extent provided in applicable Treasury regulations,

         o an estate the income of which is subject to United States federal income tax, regardless of its source, or

         o        a trust if

                  o a court within the United States is able to exercise primary supervision over the administration of the trust and

                  o one or more United States persons have the authority to control all substantial decisions of the trust.

To the extent to be prescribed in Treasury regulations, which regulations have not been issued, a trust that was in existence on August 20, 1996, other than a trust treated as owned by the grantor under sections 671 through 679 of the Internal Revenue Code, and which was a United States person on August 19, 1996, may elect to continue to be treated as a United States person, and if such election is made, will be treated as a U.S. holder for purposes of this discussion notwithstanding the previous sentence. An individual may, subject to certain exceptions, be deemed to be a United States resident, as opposed to a non-resident alien, by virtue of being present in the United States on at least

31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of making this computation, all of the days present in the current year are counted, one-third of the days present in the immediately preceding year are counted, and one-sixth of the days present in the second preceding year are counted.

A "non-U. S. holder" is a holder that is, for United States federal income tax purposes, not a U.S. holder.

This discussion is for general information purposes only and a holder should not construe this discussion as tax advice. Each holder is urged to consult its tax advisor as to the particular tax consequences to the holder of exchanging old notes for new notes and of holding and disposing of the new notes, including the applicability and effect of all foreign, state, or local tax laws and of any change in United States federal income tax law or administrative or judicial interpretation since the date of this prospectus.

Exchange of Notes

Although there is no direct authority as to whether the exchange of old notes for new notes in this exchange offer will be treated as a taxable exchange for United States federal income tax purposes, it is the opinion of Holme Roberts & Owen LLP, counsel to TV Guide, that based on its analysis of applicable law, the exchange should not be treated as a taxable exchange for United States federal income tax purposes. A U.S. holder should not recognize gain or loss upon the exchange of old notes for new notes in this exchange offer and, upon the exchange, should have the same adjusted tax basis in, and holding period for, the new notes as it had in the old notes immediately prior to the exchange.

Stated Interest

TV Guide was advised by the initial purchasers at the time of the sale of the old notes that the initial purchasers intended to sell the old notes at a price equal to 100 percent of the stated principal amount of the old notes, and TV Guide believes that substantially all of the old notes were sold to holders at that price. This discussion is therefore based on the assumption that the old notes were not issued with original issue discount for United States federal income tax purposes. Each U.S. holder is required to include stated interest on the notes in gross income in accordance with the U.S. holder's regular method of tax accounting.

Market Discount

Under the market discount rules of the Internal Revenue Code, a U.S. holder who purchases a note at a "market discount" will generally be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the U.S. holder held the note. Market discount is generally defined as the amount by which a U.S. Holder's purchase price for a note is less than the stated redemption price at maturity of the note on the date of purchase, subject to a statutory de minimis exception. In this case, the stated redemption price at maturity is the stated principal amount. A U.S. holder who acquires a note at a market discount may be required to defer all or a portion of any interest expense that otherwise may be deductible on any debt incurred or continued to purchase or carry the note until the earlier of the retirement or taxable disposition of the note. A U.S. holder who has elected under applicable Internal Revenue Code provisions to include market discount in income annually as the discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deduction for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

Amortizable Bond Premium

Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, the excess will constitute amortizable bond premium that the holder of the debt instrument may elect, under section 171 of the Internal Revenue Code, to amortize as an offset to interest income under the constant yield method over the period from its acquisition date to the obligation's maturity date, subject to special rules for early call provisions. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the related notes by the amount of the aggregate amortization allowable as amortizable bond premium. An election to amortize bond premium applies to all obligations with amortizable bond premium held by the electing U.S. holder at the beginning of the first taxable year to which the election applies or later acquired by the U.S. holder, and is irrevocable without the consent of the Internal Revenue Service.

Sale, Retirement, or Other Taxable Disposition

Upon the sale, retirement, or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between

         o the amount of cash plus the fair market value of property received in exchange for the note, except to the extent attributable to accrued interest not previously taken into account, and

         o        the U.S. holder's adjusted tax basis in the note.

If the note has market discount or amortizable bond premium, appropriate adjustments may be required in computing the U.S. holder's adjusted tax basis for the note. Any gain or loss on the sale, retirement, or other taxable disposition of a note, measured as described above, will generally be capital gain or loss, except as discussed under "--Market Discount." In the case of an individual U.S. holder, the capital gain will generally be taxable at a preferential rate if the U.S. holder's holding period for the note exceeds one year at the time of disposition.

With respect to tax matters relating to legal defeasance and covenant defeasance in certain circumstances, see "Description of Notes-Defeasance."

Backup Withholding

The backup withholding rules of the Internal Revenue Code require a payor to deduct and withhold a tax amount if

         o the payee fails to furnish a taxpayer identification number to the payor,

         o the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect,

         o the payee has failed to report properly the receipt of a "reportable payment" and the Internal Revenue Service has notified the payor that withholding is required, or

         o there has been a failure on the part of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406 of the Internal Revenue Code.

If any one of the events described above occurs, TV Guide or its paying agent or other withholding agent will be required to withhold a tax equal to 31 percent of any "reportable payment" which includes, among other things, gross proceeds from the sale of the notes, interest actually paid on the notes, and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a refund or credit against the U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain U.S. holders, including corporations, are not subject to the backup withholding or information reporting requirements.

Certain Tax Consequences to Non-U.S. Holders

General. The following discussion is for general information purposes only and does not cover all aspects of United States federal taxation that may apply to, or the actual tax effect that any of the matters described in this discussion will have on, any particular non-U.S. holder. Non-U.S. holders are urged to consult their tax advisors as to the particular tax consequences to them of exchanging old notes for new notes and of holding and disposing of the new notes.

Portfolio Interest Exemption. A non-U.S. holder will generally, under the portfolio interest exemption rules of the Internal Revenue Code, not be subject to United States federal withholding tax on payments of principal, premium (if any), and interest paid on the notes, provided that the interest is not effectively connected with the conduct of a United States trade or business by such non-U.S. holder and

         o the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of TV Guide entitled to vote,

         o        the non-U.S. holder is not

                  o a bank receiving interest under a loan agreement entered into in the ordinary course of its trade or business or

                  o a controlled foreign corporation for United States federal income tax purposes that is related to TV Guide through stock ownership, and

         o        either

                  o the beneficial owner of the notes certifies to TV Guide or its agent, under penalties of perjury, that it is not a U.S. holder and provides a completed IRS Form W-8 or IRS Form W-8 BEN or

                  o a securities clearing organization, bank, qualified
                    intermediary, or other financial institution which holds customers' securities in the ordinary course of its trade or business and which holds the notes, certifies to TV Guide or its agent, under penalties of perjury, that it has received IRS Form W-8 or IRS Form W-8 BEN, or, in the case of a qualified intermediary, any other appropriate documentation permitted under the qualified intermediary's agreement with the Internal Revenue Service from the beneficial owner or that it has received from another financial institution an IRS Form W-8 or IRS Form W-8 BEN and, except in the case of a qualified intermediary, furnishes the payor with a copy of the certification and none of the persons reviewing the relevant certification or form has actual knowledge that the certification or any statement on the form is false.

If any of the above requirements is not met, interest on the notes, when paid, is subject to United States withholding tax at the rate of 30 percent, unless an income tax treaty between the United States and the country of which the non-U.S. holder is a tax resident provides for the elimination or reduction in the rate and the non-U.S. holder provides a properly completed IRS Form 1001 or IRS Form W-8 BEN establishing the exemption or reduction. Interest for this purpose includes income, other than capital gains, received from the sale or exchange of the notes or from a payment on the notes to the extent of unpaid interest accrued while the notes were held by a non-U.S. holder and the amounts so accrued were not previously subject to United States withholding tax.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of the trade or business, the non-U. S. holder will be exempt from United States federal withholding tax; provided that the non-U.S. holder delivers a properly completed IRS Form 4224 or IRS Form W-8 ECI. The non-U.S. holder will, however, be subject to United States federal income tax on the interest in the same manner as if it were a U.S. holder. In addition, if the non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year, subject to certain adjustments, unless it qualifies for a reduced rate under an applicable income tax treaty.

Disposition of the Notes. A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange, or other disposition of the notes, unless:

         o        either

                   o the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, or

                  o if a tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by the non-U.S. holder, in which case the non-U.S. holder will be subject to tax in the same manner as if it were a U.S. holder and, if the non-U.S. holder is a corporation, it may also be subject to a 30 percent branch profits tax on its effectively connected earnings and profits for that taxable year, subject to certain adjustments, unless it qualifies for a reduced rate under an applicable income tax treaty,

         o in the case of a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied, or

         o the non-U.S. holder is subject to tax under provisions of the Internal Revenue Code applicable to United States expatriates.

Information Reporting and Backup Withholding Tax. In the case of payments of interest to non-U.S. holders, the Treasury regulations provide that the 31 percent backup withholding tax and certain information reporting requirements will not apply if either the requisite certification, as described above with respect to the portfolio interest exemption, has been received or an exemption has otherwise been established; provided that neither TV Guide nor its payment agent has actual knowledge that the holder is a U.S. holder or that the conditions of any exemption are not in fact satisfied.

In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of the notes effected by or through a foreign office of a broker. If, however, the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50 percent or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50 percent of the income or capital interest in the partnership or a foreign partnership which is engaged in a trade or business in the United States, the payments will not be subject to backup withholding, but will be subject to information reporting, unless:

         o the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holderand has no actual knowledge to the contrary and certain other conditions are met, or

         o        the beneficial owner otherwise establishes an exemption.

Payment by TV Guide of principal on the notes or payment by a United States office of a broker of the proceeds of a sale of the notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 or IRS Form W-8 BEN or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Service.

Recently promulgated Treasury regulations would modify the procedures to be followed by non-United States persons and payors of interest and sale proceeds in complying with the United States federal withholding, backup withholding, and information reporting rules, and the availability of any exemption. The new Treasury regulations are not currently effective, but will generally be effective for payments made after December 31, 2000. In general, the new Treasury regulations do not significantly alter the current substantive withholding and information requirements, but unify current certification procedures and forms and clarify reliance standards. Each holder of a note is strongly urged to consult its tax advisor regarding the effect of the new Treasury regulations on the exchange of old notes for new notes and the ownership and disposition of the notes.

United States Federal Estate Tax. Notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident, as defined for United States federal estate tax purposes, at the time of death will be excluded from the individual's gross estate for United States federal estate tax purposes, and will not be subject to United States federal estate tax if the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of TV Guide entitled to vote and, at the time of such individual's death, payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by such individual.


                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, by in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. TV Guide has agreed that for a period of one year after closing of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any the resale.

         TV Guide will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of one year after closing of the exchange offer, TV Guide will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. TV Guide has agreed to pay all expenses incident to TV Guide's performance of, or compliance with, the Registration Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

         TV Guide has not entered into any arrangements or understandings with any person to distribute the new notes to be received in the exchange offer.




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



                                  LEGAL MATTERS

         Holme Roberts & Owen LLP, Denver, Colorado, is passing on the validity of the new notes and certain United States federal income tax matters in connection with the new notes


                                     EXPERTS

The consolidated financial statements and financial statement schedule of TV Guide as of December 31, 1998 and 1997 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

The consolidated supplemental financial statements of TV Guide as of December 31, 1998 and 1997 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The supplemental financial statements have become the historical financial statements of the Company since financial statements covering the date of consummation of the Netlink acquisition have been issued.

The combined financial statements of Netlink Wholesale Division (as defined in note 1 to the combined financial statements) as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TV Guide (formerly United Video Satellite Group, Inc.) and supplemental consolidated financial statements of TV Guide (formerly United Video Satellite Group, Inc.) for the period ended December 31, 1996, each incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which, as to the supplemental consolidated financial statements, are based in part on the reports of KPMG LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The combined financial statements and schedule of News America Publications Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


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



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We have filed a Registration Statement on Form S-4 to register with the SEC the new notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus or in the documents we incorporate in this prospectus by reference. if you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate in this prospectus by reference is correct after this date.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

         This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about us and our financial condition.

Filing                                      Period
Annual Report on Form 10-K          Year ended December 31, 1998
Quarterly Report on Form 10-Q       Quarter ended March 31, 1999
Current Reports on Form 8-K         Filed January 12, February 24, March 16,
                                    June 11, 1999

The description of the Class A Common Stock, $.01 par value per share, of TV Guide contained in TV Guide's Registration Statement on Form 8-A/A, filed on March 29, 1996; SEC File No. 0-22662.

We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

                  Investor Relations
                  TV Guide, Inc.
                  7140 South Lewis Avenue
                  Tulsa, Oklahoma 74136-5422
                  Telephone number 1-918-488-4902.

                                 TV Guide, Inc.
                                Offer to Exchange
                    8 1/8% Series B Senior Subordinated Notes
                         Due 2009 for any and all of its
                                   outstanding
                    8 1/8% Senior Subordinated Notes Due 2009











                        The exchange offer will expire at
                        5:00 p.m., New York City time, on
                      August 16, 1999, unless we extend it.


                                   Prospectus
                               Dated July 16, 1999


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